                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        (Amendment No. 2 to Form SB-2)

                         Easy Money Holding Corporation
                 (Name of Small Business Issuer in its Charter)

          Virginia                     6141                    54-1875786
  (State or other juris-         (Primary Standard          (I.R.S. Employer
 diction of incorporation      Industrial Classifi-       Identification No.)
      or organization)                cation)                 Code Number)


                         5295 Greenwich Road, Suite 108
                            Virginia Beach, VA 23462
                                  757-499-1126
     (Address and telephone number of principal executive offices, principal place of business or intended place of business)

                               Mr. David Greenberg
                      President and Chief Executive Officer
                         Easy Money Holding Corporation
                         5295 Greenwich Road, Suite 108
                            Virginia Beach, VA 23462
                                  757-499-1126
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                              Mr. John Paris, Esq.
                     Williams, Mullen, Clark & Dobbins, P.C.
                               One Columbus Center
                            Virginia Beach, VA 23462

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier registration statement for the same offering. [_]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box [_].

                         CALCULATION OF REGISTRATION FEE

===============================================================================

                                     Proposed     Proposed
                    Number           maximum      maximum
Title of            of shares        offering     aggregate
shares to be        to be            price per    offering      Registration
registered          registered (1)   share (2)    price            fee (2)
===============================================================================

Common Stock,
$.01 par value
per share

Minimum amount           100,000     $2.50        $  250,000     $   63.00
--------------

Maximum amount         2,000,000     $2.50        $5,000,000     $1,250.00(3)
--------------

____________

(1) There is no current market for the shares, and the offering price per share of $2.50 is an estimate based on the offering price of the shares to be sold by us.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(3)  Previously paid.

The registrant may amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The holders may not sell these securities until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Initial public offering prospectus.


Subject to completion dated March 29, 2002.

                                   PROSPECTUS

                         EASY MONEY HOLDING CORPORATION

                                  COMMON STOCK

     This is an initial public offering of our common stock. The offering is on a best efforts basis. There is no underwriter and the officers and directors are selling the offering of 100,000 to 2,000,000 shares of our common stock at $2.50 per share, a price arbitrarily determined by our board of directors. Until we sell a minimum of 100,000 shares, we will deposit all proceeds in an escrow account. If we do not sell the minimum within 180 days of the date of this prospectus, we will return all proceeds without interest. It is possible that persons affiliated with us will purchase an undetermined number of shares to assist us in reaching the minimum. We will not extend the offering.

                                          Minimum                Maximum
                                          -------                -------
                                   Per Share      Total    Per Share     Total
                                   ---------      -----    ---------     -----
Public offering price                $2.50      $250,000     $2.50    $5,000,000
Proceeds to us (before expenses)     $2.50      $250,000     $2.50    $5,000,000

     There is no public market for our common stock. We have applied for listing on the OTC Bulletin Board under the symbol "EMHC."



     Please read the risk factors on page 3 before subscribing for any common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is March 29, 2002.

                                TABLE OF CONTENTS

                                                                                       Page No.
Prospectus Summary .....................................................................     1
Summary Financial Data .................................................................     2
Risk Factors ...........................................................................     3
Prior S Corporation Status .............................................................    10
Use of Proceeds ........................................................................    11
Penny Stock Considerations .............................................................    12
Dividend Policy ........................................................................    13
Determination of the Offering Price ....................................................    13
Dilution ...............................................................................    14
Capitalization .........................................................................    16
Selected Historical Financial and Operating Data .......................................    17
Management's Discussion and Analysis of Financial Condition and Results of Operations ..    19
Forward-Looking Statements .............................................................    25
Business ...............................................................................    26
Government Regulation ..................................................................    35
Management .............................................................................    39
Our Principal Shareholders .............................................................    42
Market For Our Shares ..................................................................    43
Plan of Distribution ...................................................................    44
Description of Securities ..............................................................    45
Legal Matters ..........................................................................    47
Federal Tax Aspects ....................................................................    47
Certain Relationships and Related Transactions .........................................    47
Experts ................................................................................    48
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure ...    48
Indemnification of Officers and Directors ..............................................    49
Additional Information .................................................................    49
Recent Sales of Unregistered Securities ................................................    50
Dealer Prospectus Delivery Obligation ..................................................    52
Index to Financial Statements ..........................................................    F-1

                               PROSPECTUS SUMMARY

Easy Money

     We are a specialty financial services company that advances cash to customers by obtaining an authorization to draft their personal checking account and agreeing to delay the draft until the contract is redeemed by them or until a short holding period has expired which, on average, is 18 days. We target customers who are currently employed and have an active checking account. In some of our stores, we also provide customers with other financial products, including traditional check cashing services, title advances, money orders and Western Union payments. We recently introduced an electronic advance program that enables us to initiate and service a customer cash advance so that the customer need not go to a store.

     Incorporated in Virginia in December 1997, Easy Money Holding Corporation was the product of a merger of several commonly-owned corporations. We have numerous subsidiaries and an affiliate set forth in an exhibit to this prospectus. Our principal executive offices are located at 5295 Greenwich Road, Suite 108, Virginia Beach, VA 23462 and our telephone number is 757.499.1126.

The Offering

..  Common stock offered                       A minimum of 100,000 shares and a
                                              maximum of 2,000,000 shares

..  Shares outstanding prior to the            10,000,000
   offering

..  Common stock to be outstanding after       10,720,000 (assuming sales at the
   this offering                              minimum) and 12,620,000 (assuming
                                              sales at the maximum)

..  Common stock to be outstanding             14,206,000
   assuming all shares sold in the
   offering and all outstanding warrants
   and options are exercised

..  Use of proceeds                            To support our continued growth
                                              and for general corporate
                                              purposes. See "Use of Proceeds."


     The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2001 and includes 25,000 shares of common stock issuable on exercise of outstanding stock options on the effective date of this offering and 1,561,000 shares of common stock issuable on exercise of outstanding warrants with a weighted average exercise price of approximately $0.83 per share. We will also issue 620,000 shares to certain consultants and others on the effective date of the registration statement in return for assisting us in becoming a publicly traded company. The offering may be terminated at any time after the minimum is reached.


     Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 3.

                             SUMMARY FINANCIAL DATA

     The summary financial and other data of our business set forth below should be read in conjunction with our audited consolidated financial statements and notes to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The operations data for the years ended December 31, 1999 and 2000, and the balance sheet data as of December 31, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus, audited by KPMG, LLP, independent accountants. The operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 are derived from our unaudited financial statements, that reflect all adjustments (consisting of normal recurring accruals) we consider necessary for a fair presentation of our financial position and results of operations. The pro forma income tax expense (benefit) represents the estimated taxes that we would have recorded had we been a C corporation for income tax purposes for each period. See "Prior S Corporation Status." See "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           Year Ended                  Nine Months Ended
                                                           December 31,                  September 30,
                                                           ------------                  -------------
                                                       1999           2000            2000            2001
                                                       ----           ----            ----            ----
                                                             (in thousands, except per share amounts)
                                                                                           (unaudited)
Operating Data:
Revenues                                           $     19,546   $     14,993    $     11,837    $      8,327

Expenses:
  Provision for credit losses                             5,077          3,191           2,650           1,367
  Salaries and benefits                                   6,486          5,836           4,738           2,816
  Other operating expenses                                6,073          5,484           3,265
  Loss on disposal of property and equipment                  -             82               -              12
  Net loss on dissolution of joint ventures                   -            447             191               -
  Interest expense                                          884            952             715             490
  Amortization of goodwill and other                         89             51              37              30
                                                   -----------------------------------------------------------
                                                         18,609         16,043          12,896           7,980

Net income (loss)                                           937         (1,050)         (1,059)            347
Pro forma income tax expense (benefit)                      375           (420)           (424)            139
                                                   -----------------------------------------------------------

Pro forma net income (loss)                        $        562          ($630)   $       (635)   $        208
                                                   ============   ============    ============    ============

Historical net income (loss) per share-basic and
 diluted                                           $       0.09   $      (0.11)   $      (0.11)   $       0.03
                                                   ============   ============    ============    ============

Pro forma net income (loss) per share-basic
 and diluted                                       $       0.06   $      (0.06)   $      (0.06)   $       0.02
                                                   ============   ============    ============    ============

Weighted average Shares for calculating
  historical and pro forma diluted net income
  (loss) per share                                   10,208,438     10,000,000      10,000,000      10,911,770
                                                   ============   ============    ============    ============

                                                                 December 31,    September 30,
                                                                     2000              2001
                                                                     ----              ----
                                                                     (amounts in thousands)
                                                                                   (unaudited)
Balance Sheet Data:
Cash                                                               $   570           $   318
Amounts due from customers for advances, net                         2,953             2,543
Deficiency in working capital                                       (3,419)           (1,845)
Property and equipment, net                                          1,282             1,045
Receivable from related party                                        1,352               170
Total assets                                                         6,765             4,662
Line of credit facilities                                            2,706             1,587
Current installments of long-term debt and capital
 lease obligations                                                   1,131               715
Accounts payable and accrued liabilities                             1,495             1,052
Payables to related parties                                            263               101
Payables to officers                                                 1,696             1,626
Capital lease obligations, excluding current installments              429               198
Total liabilities                                                    7,722             5,279
Stockholders' equity (deficit)                                        (957)             (617)

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in our common stock. If any of the following risks actually occur, our business could be harmed. This could cause the price of our stock to decline, and you may lose part or all of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related to the Offering

     We arbitrarily determined the offering price of our common stock in the offering. The price exceeds the book value of our shares. Investors may be unable to recoup their investment if the value of our shares falls below the offering price.

     Before this offering, there was no public market for our common stock. Our board of directors arbitrarily determined the offering price. Because we have no underwriter to offer the common stock, our negotiations with an underwriter did not determine the offering price as is customary in underwritten public offerings. The offering price bears no relationship whatsoever to our assets, earnings, book value or other objective standard of value. Investors will be unable to recoup their investment if the value of our common stock falls below the offering price. As of September 30, 2001, we had a net tangible book value of ($829,000) (after deducting goodwill of $212,000) or ($0.08) per share. If we sell the maximum of 2,000,000 shares (including the issuance of 620,000 shares to our selling shareholders), our book value per share, after the offering, will be $0.33 per share (or ($0.06) per share if we sell the minimum of 100,000 shares)(including the issuance of 620,000 shares to our selling shareholders).

         Our common stock may be thinly traded and its price volatile, both of which may make it difficult for investors to sell their common stock.

         Because of the way we have chosen to establish a public market for our shares, we may have significant difficulty in gaining recognition by market makers, analysts, and individual investors. See "Market for Our Shares."

         Because our common stock has not previously been publicly traded, and there is no underwriter with market-making capability, we do not know if we will ever be successful in attracting or maintaining market makers or if we will ever develop a meaningful market for our common stock. We do not have the support of an underwriter that could help us in gaining recognition with individual investors and provide analysts to institute coverage of us. Both of these factors are important in establishing a liquid trading market for our common stock. The absence of any meaningful market in our Shares will adversely effect your ability to sell our common stock in the future. See "Market for our Shares."

         From time to time during and after this offering, there may be significant volatility in the market price for our common stock. The market price for the shares purchased by this offering may well decline below the initial offering price. The stock market has from time to time experienced significant price and volume fluctuations, that have particularly affected the market prices of securities of financial services companies, and that may be unrelated to the operating performance. General market conditions, including changes in interest rates, could materially effect the market price of our common stock. The market price of our shares could also be subject to significant fluctuations in response to, and may be adversely effected by among other factors, government regulatory actions, variations in our quarterly operating results, changes in our earnings estimates, developments in the cash advance industry and general stock market conditions. Any future shortfall in our revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of our shares in any given period.

         Further, because we will be subject to the penny stock rules, the level of trading activity in our stock may be reduced which may make it difficult for investors in our common stock to sell their shares. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules and investors in our common stock may find it difficult to sell their shares. See "Penny Stock Considerations."

         If you buy our common stock in this offering, you will experience immediate dilution.

         The initial public offering price of our common stock is substantially higher than the current tangible book value per share of our outstanding common stock. If you invest in the offering, you will incur immediate and substantial dilution in the tangible book value per share of your shares, and existing shareholders will receive a material increase in the tangible book value per share of their common stock. At an assumed initial public offering price of $2.50 per share, if you purchase shares, you will incur immediate and substantial dilution of approximately $2.17 per share in the tangible book value of your shares from the price they pay for the shares if 2,000,000 shares are sold by us ($2.56 per share if 100,000 shares are sold by us). In addition, investors purchasing Shares from us and the selling shareholders will incur additional dilution if outstanding warrants are exercised. See "Dilution." Our arrangements with certain consultants will cause additional dilution not reflected in the dilution table. See "Certain Relationships and Related Transactions."

         We do not anticipate paying cash dividends in the foreseeable future. Certain of our credit agreements restrict us from paying cash dividends.

         After this offering, we anticipate that we will return all our earnings, if any, for development and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, certain of our credit agreements prohibit the payment of cash dividends without the lender's consent.

         Because our principal stockholders will control stockholder votes, the premium over the market prices that an acquiror may otherwise pay for our common stock may be reduced and any merger or takeover may be delayed.

         If we sell the maximum number of 2,000,000 shares, David Greenberg, our President and Chief Executive Officer and members of his family, and Tami Van Gorder (Mr. Greenberg's sister), our Secretary/Treasurer and members of her family, will beneficially own approximately 70.4% of our outstanding common stock. In that event, Mr. Greenberg and Ms. Van Gorder, voting together, will control, or at a minimum, exercise significant influence over, all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. If we sell less than 2,000,000 shares, our principal shareholders will have even more control. This ownership concentration also may have the effect of delaying or preventing a change in control of our company. Purchasers in this offering will become minority stockholders and will have no control over our management or our business policies. See "Principal Stockholders" and "Description of Capital Stock."

         The large number of shares eligible for future sale after this offering could cause a decline in the price of our shares.

         Future sales, or the availability for future sale, of a significant number of shares of the common stock could adversely effect the prevailing market price of the shares purchased in this offering. The shares offered by us and the selling shareholders will be eligible for immediate sale in the public market without restriction, except for any shares purchased by our "affiliates," as such term is defined in Rule 144 of the SEC. Of the remaining 10,000,000 shares outstanding, all are held by our principal officers and founders. With the exception of shares sold pursuant to this offering, substantially all such shares will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144 under the Securities Act. Following this offering, sales, or the availability for future sale, of a significant number of shares not only would have the potential to cause a material decrease in the trading price of the shares but also could impair our future ability to raise capital at favorable prices or on favorable terms.

         In addition, we have outstanding options to purchase 25,000 shares of common stock and warrants to purchase 1,561,000 shares at a weighted average exercise price of $0.83 per share. The warrant agreement provides the holders with certain registration rights that, if exercised, will result in the registration and public sale of these shares. This may cause the price of our common stock to fall. In addition, exercise of this registration right in a subsequent public offering could have a material and adverse effect on our ability to raise needed capital. Such warrants expire six months after an IPO and have anti-dilution rights. See "Our Principal Shareholders."

Risks of Our Business

         During 2000, we incurred a net loss and closed a significant number of stores during the year. If we cannot generate significant operating profits from our remaining stores, we may have to further curtail operations.

         In 2000, we had a net loss of $1,050,000. We also closed 58 stores, primarily those with low volume and low profit margins. In 2001, we closed an additional 9 stores. We continue to evaluate the performance of each of our stores, some of which are not profitable, and may close additional stores during 2002. If we cannot generate profits from our remaining stores we may have to further curtail our operations which would have a material and adverse effect on our future business operations.

         Our operations require substantial amounts of capital. Additional financing may be too expensive or not available.


         Our operations involve primarily cash advances to customers requiring substantial amounts of capital. As of September 30, 2001, we had two credit lines totaling only $1,587,000. Outstanding borrowings under one of our lines of credit amounted to $1,211,000 as of September 30, 2001. The terms of the loan agreement permit the lender to terminate the agreement at any time. If terminated, our obligations to the lender become due and payable, which could have a material and adverse effect on our business. Further, we can give no assurance that we will have access to the capital markets in the future for equity or debt financings on acceptable terms to satisfy our cash requirements. In addition, before we can make additional borrowings, we must obtain approval from our banks. Any inability to access the capital markets or obtain acceptable additional lines of credit or other financing could have a material and adverse effect on our business, operating results, financial condition and growth. In the event we cannot obtain additional financing within the time frames estimated for implementing our growth strategy, we will extend those time frames while striving to maintain profitability.

         If we do not implement our operating procedures and internal controls effectively, our business could be harmed.

         On-site personnel manage the operations of our stores. They decide whether a customer will receive cash advances. We have established operating procedures and internal controls to guide our employees in the credit decision-making process. There can be no assurance that our operating procedures and internal controls will result in sound employee decisions or prevent fraud, employee theft or other abuses. In addition, there can be no assurance that our training programs will result in the proper implementation and execution of our operating procedures or internal controls. Our business, operating results and financial condition would be adversely affected if our operating procedures, internal controls or training programs prove to be inadequate or improperly implemented. See "Business--Organizational Structure and Procedures."

         We do not require that our customers provide collateral for cash advances and we are susceptible to substantial risks of non-payment.

         Generally, we do not require customers to provide collateral to secure our cash advances or to satisfy traditional credit criteria. In addition, our customers have little or no limited liquidity. As a result, we are more susceptible to the risk that customers will not repay the loans than consumer lenders or finance companies that have more stringent underwriting criteria and typically collateral for their loan. In 2000 and for the nine months ended September 30, 2001, our provision for credit losses was $3,190,000 (21.3% of revenues) and $1,367,000 (16.4% of revenues), respectively. There can be no assurance that the rate of our delinquencies and defaults will not increase in the future.

         Our business is highly concentrated in a number of states and would be adversely affected if there is a economic slowdown or other negative conditions in the states where we have a high concentration of stores.

         Our stores are, and will likely continue to be, highly concentrated in Louisiana (34), New Mexico (9) and Nevada (5). As a result, the prevailing economic, demographic, regulatory and competitive conditions of these states control our future prospects. For example, in 2001 we generated approximately 69% of our revenues in Louisiana.

         Our operations may be negatively impacted if we cannot successfully manage acquisitions.

         Although our growth strategy does not focus on acquisitions, we may consider acquiring other consumer finance companies. There can be no assurance that we will complete an acquisition in a timely manner or successfully integrate it into our operations. Once integrated, it may not achieve levels of revenues, profitability or productivity comparable to our existing stores or otherwise perform as expected. Acquisitions also involve special risks, including those associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings, increased interest costs, the issuance of additional securities, some or all of which could have a material adverse effect on our business, operating results and financial condition. We cannot predict whether or when we might identify any prospective acquisition candidate or complete any acquisition. The value of our common stock may decline if we issue additional common stock to complete an acquisition.

         If we cannot secure additional capital, or if available capital is too expensive, we cannot implement our plans to open additional stores and improve our electronic advance program. If we cannot, our future prospects will be seriously diminished.

         Opening more stores and improving an electronic advance program will require a significant capital investment. Debt or equity financing may not be available for us to do so, or if available may be too expensive to incur. To open our average store requires an investment of approximately $50,000, and we anticipate 6 months of operational losses at approximately $5,000 per month before an average store generates cash flow for operations. If favorable economic conditions permit (and financing is available), we hope to open and possibly acquire new stores in 2002. We estimate that to improve, expand and market our electronic advance program will require an investment of approximately $600,000 in the next year.

         If we expand our operations and fail to manage growth effectively, our business will be harmed.

         Although we plan to open new stores, during 2000 we had to curtail our growth plans and closed 58 unprofitable or low-margin stores. During 2002, we expect to grow our business in selected markets with our electronic advance program or through acquisitions. There can be no assurance that we will succeed. Our growth strategy is subject to significant risks. In addition to expanding operations in our existing markets, we intend to enter new markets where the regulatory climate is favorable to our business. There can be no assurance that we will be able to expand our market presence in our existing markets or successfully enter new markets. Factors that will affect our growth strategy include:

          .  the success of our electronic advance program
          .  adequate financing
          .  the prevailing state laws and regulatory environment
          . adapting our internal controls and operating procedures to accommodate growth
          . recruiting, training and retaining qualified personnel, particularly store managers
          . obtaining required regulatory approvals or any government permits and licenses

     There can be no assurance that our systems, procedures and controls will be adequate to support the expansion of our operations. Significant growth will place managerial demands on all aspects of our operations. Our future operating results will substantially depend on our ability to manage changing business conditions and to implement and improve our technical, administrative, financial controls and reporting systems. In addition, there can be no assurance that we can implement our business strategy profitably in states where we do not currently operate.

     If we are cannot effectively market our cash advance services, we will not attract customers.

     Our success will depend on several factors, including consumer perception of our role in the financial community and market acceptance of our services, as well as the regulatory environment for our business. We believe that market acceptance of our services depends on several factors, including ease of use, price, convenience of locations and the effectiveness of our marketing efforts. There can be no assurance that our services will achieve broad market acceptance. A decline in the demand for our consumer finance services, our failure to achieve market acceptance of our services or adverse regulations of our business would have a material and adverse effect on our business, operating results and financial condition.

     Changing economic conditions may adversely affect our business. The risks associated with our business may become more significant in an economic slowdown or recession. During 2002, although we may experience an increase in demand for our services, we may also suffer an increase in delinquency rates and loan write-offs. Our delinquency rates and frequency and severity of losses may be higher under adverse economic conditions than those experienced by the financial services industry generally because of our limited credit requirements, the fact that each transaction is the result of a customer's short-term financial need and the overall nature of our business. Any sustained period of economic slowdown or recession could have a material and adverse effect on our business, operating results and financial condition.

     Our quarterly operating results may fluctuate significantly and any failure to meet financial expectations for any fiscal quarter may disappoint investors and could cause the price of our common stock to fall.

     Our quarterly operating results are likely to fluctuate for many reasons, including general economic conditions and the ever-changing regulatory environment in states where we operate, as well as other factors beyond our control. Because our expenses are largely independent of our revenues in any particular period, we cannot accurately forecast our operating results. If our revenues are below expectations in any quarter, our inability to adjust spending in a timely manner to compensate for the revenue shortfall may magnify its negative effect. Because of the possibility of fluctuations in our revenues and expenses, we believe that quarter-to quarter comparisons of our operating results are not a good indication of our future performance. In addition, our operating results in a future fiscal quarter may not meet the expectations of market analysts and investors. In that case, our stock price will likely decline and investors will experience a decline in the value of their investment.

     Further, assuming an offering price of $2.50 per share, we will record an operating expense of approximately $1,625,000 in connection with this offering and a concurrent offering by certain selling shareholders. This expense is expected to be recorded in the second quarter of 2002.

     The loss of key executives could have a significant negative effect on our business.

     Our success largely depends on the continued employment of our executive officers and other key personnel, including David Greenberg, President and Chief Executive Officer, Michael Wright, Chief Operating Officer, Tami Van Gorder, Secretary/Treasurer and David Kilby, Chief Financial Officer. We have an employment agreement with Mr. Kilby but we do not have one with any other officers. The loss of one or more of these officers could have a material and adverse effect on our business, operating results and financial condition. We also plan to hire, train and retain highly qualified management and marketing personnel. If we cannot, our business will suffer.

     We owe our principal shareholders significant amounts. This might cause our Board of Directors to have a conflict of interest.

     As of September 30, 2001, we owed our founding shareholders, Mr. Greenberg and Ms. Van Gorder, $985,000 and $641,000, respectively, under demand notes. Our principal credit agreement restricts repayment of principal on these loans. Although the founders' equity ownership encourages them to act in the best interests of all shareholders, circumstances could arise where the founders will be in a position of allocating available cash in a manner that may not be in the best interests of other shareholders. This could have a material adverse effect on our business, operating results and financial condition.

Risks of Our Industry

     States closely regulate our industry. Several lawsuits have challenged cash advance transactions as violations of state usury laws. If such lawsuits are successful with states in which we operate, or if state laws were changed to prevent making cash advance loans, we will be required to change the manner in which we conduct our business.

     Several lawsuits have challenged cash advance transactions as violating state usury laws, as unauthorized small loan lending or violations of consumer protection laws. We are a named defendant in three material lawsuits that allege that we engaged in transactions that violate various federal and state statutes and regulations. Plaintiffs have obtained class certification in one suit and seek certification in one other. We intend to vigorously defend these claims. We cannot predict the outcome of the litigation. If we cannot successfully defend these and any similar suit that may be filed in the future, we may no longer be able to transact our business in the states in which the litigation is pending in the manner we currently conduct our business. See "Business-Legal Proceedings."

     There can be no assurance that we will not be materially and adversely affected by future litigation, new state or federal regulation or consumer initiatives directed against us or the cash advance industry in general. Several states have also raised questions related to the proper regulatory framework for cash advance transactions. Each state where we operate regulates our business by consumer protection and lending practices laws (such as truth-in-lending and usury). These laws and regulations, among other things, establish licensing requirements, regulate our credit approval and application procedures, establish maximum fees and late charges, require specified disclosures to customers and govern collection practices. Any adverse change in or interpretation of existing laws or regulations or our failure to comply with any such laws and regulations could result in fines, class-action litigation or interruption or cessation of certain of our business activities. Any of these events could have a material and adverse effect on our business, operating results and financial condition. In addition, there can be no assurance that amendments to, or renewals of, laws and regulations in the states where we operate, or new or more restrictive laws or regulations or their interpretations will not be adopted that may make compliance more difficult or expensive, further limit or restrict our fees and other charges, curtail our current operations, restrict our ability to operate or otherwise materially and adversely effect our business, operating results and financial condition. See "Business-Government Regulation."

     We face significant competition from other cash advance and other companies that provide short-term advances to our target customers.

     Besides other cash advance companies, we compete with banks, credit card issuers, pawnshops, title pawn establishments and other financial services entities and retail businesses that provide short-term advances. We believe that the cash advance industry will become more competitive as the industry consolidates, and we could face additional competition as increasing numbers of traditional check cashers, pawn shops, commercial banks and other retail credit outlets add cash advance services and overdraft lines of credit to their financial product offerings. The entry of such competitors into our markets could have a material adverse effect on our business, operating results and financial condition. Commercial banks could also lower demand for our services by reducing fees for "insufficient funds" transactions. Many of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than us. See "Business--Industry Background" and "Competition."

                           PRIOR S CORPORATION STATUS

     Because we have been an S corporation for federal and certain state income tax purposes, our income has been allocated to our individual shareholders rather than to us. Our S corporation status will terminate on the effective date of the registration statement and we will thereafter be taxed as a C corporation for federal and state income tax purposes. Before we end our S corporation status, we do not expect to declare a distribution to our stockholders who have agreed to indemnify us for any federal, state and other income taxes (including interest and penalties and other additions to tax) incurred by us for the period for which we reported our taxable income as an S corporation.

     In addition, as a result of the termination of our S corporation status, we will record a non-recurring income tax benefit and a corresponding deferred income tax asset. The deferred tax asset would have been approximately $140,000 if the termination of our S corporation status had occurred on September 30, 2001, but the actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of our S corporation status.

     Throughout this prospectus, in presenting our financial results, we have included a pro forma income tax expense or benefit. Pro forma income tax expense (benefit) is calculated at 40% of actual net income (loss). The 40% is comprised of a 34% federal income tax rate and a 6% state income tax rate. Because we are currently operating as an S-corporation, all income/(losses) are passed through to our shareholders, who are responsible for all income tax liabilities. Based on historical and current period earnings, all income tax benefits have been realized by the shareholders. Had we been a C corporation, the company would have recognized the pro forma tax benefit based on historical and current period earnings. A large portion of the accumulated deficit of the company is attributable to distributions made to the shareholders to pay taxes.

     We will record an income tax benefit at the time we convert to a C corporation due to the difference in carrying the value of the assets for financial reporting purposes versus income tax purposes. The majority of this asset is attributable to us using the cash method of accounting for tax purposes versus the accrual method of accounting for financial reporting purposes. Sec. 481 of the Internal Revenue Code mandates that S corporations converting into C corporations recognize the benefit of a change in accounting, due to such change in entity structure, over four equal annual periods. Based on current period and projected earnings, management believes they will recognize the full value of the tax benefit and that there is no material risks that the tax benefit will be disallowed.

                                 USE OF PROCEEDS

                                      Minimum Shares Sold    Maximum Shares Sold
                                      -------------------    -------------------

Gross Proceeds                            $250,000              $5,000,000
Expenses                                 ($200,000)            ($  200,000)
                                          ---------             -----------
Net Proceeds                              $ 50,000              $4,800,000
Working Capital                           $ 50,000              $1,000,000
Expand Business                                -0-              $3,800,000
                                          =========             ===========


     We intend to use the net proceeds primarily for working capital purposes unless we are able to generate proceeds in excess of approximately $1,000,000. Working capital purposes include increasing cash deposits in our bank accounts to limit the daily expense of funding the stores, reducing current outstanding operational payables and taking advantage of vendor discounts associated with current billings. If we are able to generate net proceeds in excess of $1,000,000, we will use them to expand our business. We plan to accelerate the expansion of our electronic advance program by increasing our advertising budgets and growing our portfolio. We also plan to open new stores and acquire existing stores. We anticipate opening or acquiring up to 60 new locations if we raise in excess of $2,000,000 and we find appropriate locations or organizations. We expect each new location to cost $100,000, with an average outstanding portfolio of $40,000. We expect to fund, on average, 40% of the purchase price with cash and the remaining balance on agreeable term note arrangements. We may, if the opportunity arises, use a portion of the proceeds to acquire or invest in complementary businesses, products or technologies. Until we need the funds, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.


                           PENNY STOCK CONSIDERATIONS

     Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission which contains the following:

     . A description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading

     . A description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws

     . A brief, clear, narrative description of the dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price

     .  A toll-free telephone number for inquiries on disciplinary actions

     . Definition of significant terms in the disclosure document or in the conduct of trading in penny stocks and

     . Such other information in such form, including language, type, size and format as the Securities and Exchange Commission shall require by rule or regulation.

     Prior to effecting any transaction in penny stock, the broker-dealer must also provide the customer the following:

     .  The bid and offer quotations for the penny stock

     . The compensation of the broker-dealer and its sales person in the transaction

     . The number of shares to which such bid and ask prices apply or other comparable information relating to the depth and liquidity of the market for such stock and

     . Monthly account statements showing the market value of each penny stock held in the customer's account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and received the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that is subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling their shares because our common stock will likely be subject to the penny stock rules.

                                 DIVIDEND POLICY

     Because we intend to use available funds to expand our business, we do not anticipate declaring or paying cash dividends in the foreseeable future. We have not paid any cash dividends in the past, other than payment of the prior S corporation dividends. See "Prior S Corporation Status." The payment of cash dividends, if any, in the future will depend on our earnings, financial condition, capital requirements, cash flow and long range plans. Additionally, our credit agreements prohibit us, without the prior written consent of the lenders, from paying cash dividends.

                       DETERMINATION OF THE OFFERING PRICE

     Before this offering, there was no public market for our common stock. Our board of directors arbitrarily determined the offering price. As of September 30, 2001, we had a deficiency in assets of $829,000 (after deducting goodwill of $212,000) or ($0.08) per Share. If the maximum of 2,000,000 shares are sold by us and assuming the issuance of the 620,000 shares to certain selling shareholders, which are contingently issuable to them on the effective date of the registration statement relating to this prospectus, our tangible book value per share after the offering will be $0.33 per share. If the minimum of 100,000 shares are sold by us we would have a deficiency in our tangible book value per share, after the offering of ($0.06) per share.

     The reason for the discrepancy between our net tangible book value per share and the per share offering price is because the offering price of the shares has been arbitrarily determined by our board of directors and the shares are being sold on the basis of our future earnings potential.

     After reviewing the above, potential investors should consider whether or not the offering price for the shares is appropriate at the present stage of our development.


     We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time. No person, individual or group has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or our officers or directors. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any shares being offered by us or the individuals selling shares pursuant to a separate offering to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

                                    DILUTION

     As of September 30, 2001, we had 10,000,000 shares outstanding and a deficiency in our net tangible book value of approximately $829,000 (after deducting $212,000 in goodwill) or approximately ($0.08) per share. The deficiency in net tangible book value per share represents the amount of our total liabilities less our total tangible assets at September 30, 2001, divided by the number of shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our shares in this offering and the net tangible book value of our shares immediately afterwards. After giving effect to (i) the sale of the maximum of 2,000,000 shares by us at an assumed price per share (net of expenses of the offering of $200,000), (ii) the issuance of 620,000 shares to certain individuals selling shares in a contemporaneous offering, contingently issuable to them on the effective date of the registration statement of which this prospectus is a part, and (iii) recognition of deferred tax asset of $140,000 caused by the change in our income tax status from an S corporation to a C corporation, our net tangible book value would approximate $4,111,000 or $0.33 per share. If we sell the minimum of 100,000 shares, we will have a deficiency in our net tangible book value of approximately $639,000 or ($0.06) per share. As a result, the pro forma net tangible book value of our common stock owned by shareholders immediately before this offering will be increased by approximately $0.41 per share if we sell 2,000,000 shares and will increase by $0.02 per share if we sell 100,000 shares, without any additional investment on their part. The investors in this offering will incur an immediate and substantial dilution of the pro forma net tangible book value of their shares of approximately $2.17 per share if we sell 2,000,000 shares and $2.56 per share if we sell 100,000 shares. The following table illustrates this dilution.

Maximum Number of Shares
------------------------
Initial public offering price per share .....................................   $ 2.50
  Deficiency in assets per share as of September 30, 2001 ...................   $(0.08)
  Increase per share attributable to new investors ..........................   $ 0.41

Pro forma net tangible book value per share after the offering ..............   $ 0.33
                                                                                ------
Dilution in net tangible book value per share to new investors ..............   $ 2.17
                                                                                ======

Minimum Number of Shares
------------------------
Initial public offering price per share .....................................   $ 2.50
  Deficiency in assets per share as of September 30, 2001 ...................   $(0.08)
  Increase per share attributable to new investors ..........................   $ 0.02

Pro forma net tangible book value per share after the offering ..............   $(0.06)
                                                                                ------
Dilution in net tangible book value per share to new investors ..............   $ 2.56
                                                                                ======

     The following table sets forth, as of September 30, 2001, assuming the issuance of 620,000 shares to our selling shareholders, the differences between the number of shares purchased from us, the total price paid and the average price per share paid by existing shareholders and by new investors each at the initial offering price of $2.50 per share, before deducting offering expenses.

                                    Shares Purchased       Total Consideration   Average Price
                                    ----------------       -------------------
                                  Number    Percentage    Amount      Percentage   Per Share
                                  ------    ----------    ------      ----------   ---------
Maximum
-------
Existing Investors             10,000,000      79.1%     $  679,000      12.0%     $ 0.07
Selling Shareholders              620,000       4.9              --        --          --
New Investors                   2,000,000      16.0       5,000,000      88.0        2.50
                               ----------     -----      ----------     -----
       Total                   12,620,000     100.0%     $5,679,000     100.0%        .45
                               ==========     =====      ==========     =====

Minimum
-------
Existing Investors             10,000,000      93.3%     $  679,000      73.1%     $ 0.07
Selling Shareholders              620,000       5.8             -0-        --          --
New Investors                     100,000       0.9         250,000      26.9%       2.50
                               ---------      -----      ----------     -----
       Total                   10,720,000     100.0%     $  929,000     100.0%        .09
                               ==========     =====      ==========     =====

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2001:

  .  on an actual basis;
  . on a pro forma basis, after giving effect to (1) the change in our income tax status from an S corporation to a C corporation and the corresponding recognition of a deferred tax asset of $140,000 (2) the issuance of the 620,000 shares to our selling shareholders that will result in a charge to operations of $1,550,000, based on the $2.50 offering price (3) the sale of the minimum (100,000) and maximum (2,000,000) number of shares by us at $2.50 per share (4) a charge to operations and a credit to stockholders equity of $75,000 associated with the value of options granted to an officer that will become effective on the date of this prospectus and (5) estimated expenses of $200,000.

     You should read this table with our financial statements and the notes to those statements, included in this prospectus.

                                                               September 30, 2001       September 30, 2001
                                                               ------------------       ------------------
                                                                   Actual                    Pro forma
                                                                                        Minimum     Maximum
                                                                            (in thousands)
Liabilities:

     Line of credit facilities                                     $ 1,587             $ 1,587    $ 1,587
     Current installments of long-term debt                            454                 454        454
     Payables to related parties and officers                        1,727               1,727      1,727
                                                                   -------             -------    -------

     Total liabilities                                               3,768               3,768      3,768
Stockholders' equity (deficit):

      Common Stock, $.01 par value;
      50,000,000 shares authorized;
      10,000,000 shares issued at
      September 30, 2001; 10,720,000
      shares issued and outstanding if we
      sell the minimum of 100,000 shares;
      12,620,000 shares issued and outstanding
      if we sell the maximum
      of 2,000,000 shares (1)                                          100                 107        126
      Additional paid-in capital                                       579               2,247      6,978
      Accumulated deficit                                           (1,295)             (2,781)    (2,781)
                                                                   -------             -------    -------
      Total stockholders' equity (deficit)                            (617)               (427)     4,323
                                                                   -------             -------    -------

      Total capitalization                                         $ 3,152             $ 3,342    $ 8,092
                                                                   =======             =======    =======

(1) Does not include 1,561,000 shares reserved for issuance on exercise of warrants and 25,000 shares issuable to an officer on the exercise of an option contingently issuable on the date of this prospectus or within 90 days thereafter.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

         You should read the following selected historical financial data together with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and notes included elsewhere in this prospectus. The statement of operations data for each of the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000, are derived from our financials statements audited by KPMG LLP, independent accountants. The statement of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001, are derived from our unaudited financial statements. These unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of our financial position and results of operations. The historical results of operations do not necessarily indicate the results expected in the future. Before this offering, we were an S corporation for income tax purposes. The pro forma income tax expense (benefit) described below represents the estimated taxes that we would have recorded had we been a C corporation for income tax purposes for each of the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001. See "Prior S Corporation Status."



                                                                           Nine Months Ended
                                                 Year Ended December 31,     September 30,
                                                -----------------------    ------------------
                                                    1999         2000        2000        2001
                                                    ----         ----        ----        ----
                                                   (in thousands, except per share amounts)
                                                                           (unaudited)
Statement of Operations Data:
Revenues:
  Fees and other income                       $     19,473   $     14,657    $     11,679    $      8,236
  Gain on sale of closed store assets                    -            223               -              68
  Other                                                 73            113             158              23
                                              -----------------------------------------------------------
                 Total revenue                      19,546         14,993          11,837           8,327
Expenses:
  Provision for credit losses                        5,077          3,191           2,650           1,367
  Salaries and benefits                              6,486          5,835           4,738           2,816
  Other operating expenses                           6,072          5,484           4,565           3,265
  Net loss on dissolution of joint ventures              -            447             191               -
  Interest expense                                     884            952             715             490
  Other                                                 90            134              37              42
                                              -----------------------------------------------------------
                 Total Expenses                     18,609         16,043          12,896           7,980
                                              -----------------------------------------------------------

                 Net income (loss)                     937         (1,050)         (1,059)            347
  Pro forma income tax expense (benefit)               375           (420)           (424)            139
                                              -----------------------------------------------------------

                Pro forma net income (loss)   $        562   $       (630)   $       (635)   $        208
                                              ============   ============    ============    ============
  Historical net income (loss) per share -
    basic and diluted                         $       0.09   $      (0.11)   $      (0.11)   $       0.03
  Pro forma net income (loss) per share       ============   ============         =======        ========
    basic and diluted                         $       0.06   $      (0.06)   $      (0.06)   $       0.02
                                              ============   ============    ============    ============

  Weighted average number of shares and
    potential dilutive shares outstanding       10,208,438     10,000,000      10,000,000      10,911,770
                                              ============   ============    ============    ============

                                                      December 31, September 30,
                                                           2000         2001
                                                           ----         ----
                                                            (in thousands)
Balance Sheet Data:
Cash                                                      $   570      $   318
Amounts due from customers for advances, net                2,953        2,543
Deficiency in working capital                              (3,419)      (1,845)
Property and equipment, net                                 1,282        1,045
Receivable from related party                               1,352          170
Total assets                                                6,764        4,662
Line of credit facilities                                   2,706        1,587
Current installments of long-term debt
  and capital lease obligations                             1,132          715
Accounts payable and other accrued liabilities              1,495        1,052
Payables to related parties                                   263          101
Payables to officers                                        1,696        1,626
Capital lease obligations, excluding current installments     429          198
Total liabilities                                           7,722        5,279
Stockholders' deficit                                        (957)        (617)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read this discussion of our financial condition and results of operations together with the financial statements and notes. With the exception of historical information, this discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those we anticipate in these forward looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus.

Overview

         We provide specialty financial services by advancing cash to customers and obtaining an authorization to draft their personal checking account and agreeing to delay the draft until they redeem their contract with us or until a short holding period has expired, which on average is 18 days. In exchange for our service, we receive a fee ranging from approximately 15% to 30% of the amount of cash advanced to the customer. In addition, through a limited number of our branches we also provide check cashing services and advances that are secured by the borrower's car title.

         We were formed in December 1997 when several pre-existing separately incorporated companies with common ownership became our subsidiaries. At the end of 1999 and 2000 we had 119 stores and 61 stores, respectively, in operation. The number of stores we open or close in any quarterly period significantly impact our revenues and expenses.

         We have made a significant investment in electronic systems and funding methodologies. Beginning in March 2000, we established a centralized processing center that initiates and services "electronic" advances without the need for a storefront location. This innovation has allowed us to enter markets not previously served and where we encountered little or reduced competition. The reduced competition has allowed us to aggressively price our services and strengthen our credit guidelines and has resulted in an increase in fee revenues, reduced overhead and increased profitability. As of September 30, 2001 a staff of approximately ten people serviced an electronic advance portfolio of approximately $600,000 consisting of 2,000 accounts.

         Revenues. We recognize revenues on a level yield basis over the term of the advance. Our revenues are primarily fees charged to customers for deferred presentation transactions. These fees range from approximately 15% to 30% of the amount of cash advanced. In California and Tennessee we charge up to 15% of the amount advanced, and in Nevada and New Mexico up to 23% of the amount advanced. To increase revenues we must expand our electronic advance program and increase the number of transactions in existing stores. Our electronic advance program and its higher profit margins has resulted in a redirection of our capital resources from low profit margin store-front locations to this service. The success of our electronic advance program resulted in a decision to close several of our stores in 2000 to increase our focus on this program.

         Provision for Credit Losses. Our provision for credit losses is based on our historical bad debt experience. Based on the short term of our advances, we are afforded recent and accurate information on how current advances are performing. We use this information on a recurring basis to determine if adjustments to the provision are necessary based on current or expected changes in the portfolio performance. The allowance is based on two major factors, how the current outstanding portfolio will perform and an estimated value for what will be collected on charged off customers. Our policy is to charge off a customer's account if they do not redeem their advance on a timely basis and their electronic draft is returned without payment from their financial institution. We historically collect 50% of what is charged off. Historical calculations and current performance indicate that 20% of our customers will not redeem their advance and we will have to initiate an electronic draft of their account. We estimate 50% of the drafts that we initiate will be returned without payment. We anticipate collecting at least 50% of those that get returned without payment.

         Other Operating Expenses. Our operating expenses consist of store occupancy costs, other store expenses and general and administrative expenses not directly attributable to store operations, including legal and professional expenses, depreciation and amortization, and occupancy, maintenance, utility and telephone charges related to the corporate office, as well as general advertising, travel and insurance. Store rent, including maintenance and utility charges, constitutes the greatest portion of other operating expenses. Other store expenses consist of store-level advertising, depreciation and amortization, small equipment expense, travel and expenses in connection with the opening and closing of stores. Store opening costs are expensed as incurred. On the effective date of this offering, an additional 25,000 shares of common stock will be issuable on exercise of outstanding stock options. We will also issue 620,000 shares to certain consultants and others on the effective date of this registration statement in return for assisting us in becoming a publicly traded company. As a result, assuming an offering price of $2.50 per share, we will record an operating expense of approximately $1,625,000. This expense is expected to be recorded in the second quarter of 2002.

         Termination of S Corporation Status. When we terminate our S corporation status, we expect to record a deferred tax asset. The amount of the deferred tax asset has not been calculated, but it would have been approximately $140,000 if the termination had occurred on September 30, 2001. The actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination.

Results of Operations

         This table sets forth, for the periods indicated, the components of our statements of operations expressed as a percentage of revenues:

                                                 Year Ended  Nine Months Ended
                                                December 31,   September 30,
                                                ------------   -------------
                                                1999   2000     2000   2001
                                               -----   ----     ----   ----
Revenues                                       100.0% 100.0%   100.0% 100.0%
                                              ======  =====   ======  =====

Expenses:
  Provision for credit losses                  25.97  21.28    22.37  16.42
  Salaries and benefits                        33.18  38.92    40.04  33.82
  Other operating expenses                     31.07  36.58    38.57 39.202
  Net loss on dissolution of joint ventures        -   2.98     1.61      -
  Interest expense                              4.52   6.35     6.05   5.89
  Other                                         0.46   0.89     0.31   0.50
                                               ----------------------------
                                               95.20 107.00   108.95  95.83
                                               ----------------------------
             Net Income (loss)                  4.80  (7.00)   (8.95)  4.16
Pro forma Income tax expense (benefit)          1.92  (2.80)   (3.58)  1.66
                                               ----------------------------

             Pro forma net income (loss)        2.88  (4.20)   (5.37)  2.50
                                                ====  =====    =====   ====

Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 2001.

         Revenues: Revenues decreased $3,510,000 from $11,837,000 for the nine months ended September 30, 2000 to $8,327,000 for the nine months ended September 30, 2001. The decrease was primarily because of store closings in late 2000. The number of our stores decreased from 88 at September 30, 2000 to 52 at September 30, 2001. Average store revenues for the nine months ended September 30, 2000 and September 30, 2001 were $134,000 and $160,000, respectively. This increase in per store revenues indicates our commitment to expanding and maintaining our existing stores, redirection of capital into our profitable operations and continued expansion of our electronic advance program.

         Provision for Credit Losses: For the nine months ended September 30, 2000, our provision for credit losses amounted to $2,650,000 (22.4% of revenues) compared to $1,367,000 (16.4% of revenues) for the nine months ended September 30, 2001. The decrease is due to stronger underwriting guidelines and increased reliance on our computerized systems to improve collection on customer accounts. Our net charge-offs as a percentage of gross advances for the nine months ended September 30, 2001 as compared to September 30, 2000 was 3.06% versus 4.14%. The increase in our compliance management because of our software and management information system improvements helped us to insure that advances made were in accordance with our stipulated underwriting guidelines. This underwriting improvement led to more credit-worthy advances and decreases in customer charge-offs. The percentage of our allowance for held checks as compared to our total advances outstanding at December 31, 2000 versus September 30, 2001 was 5.4% compared to 5.6%.

         Salaries and Benefits: Salaries and benefits decreased $1,922,000 for the nine months ended September 30, 2001 as compared to September 30, 2000. Salaries and benefits amounted to $4,738,000 (40.03% of revenues) for the period ending September 30, 2000 and $2,816,000 (33.81% of revenues) for the period ending September 30, 2001. The decrease in salaries and benefits is a result of a combination of the closure of low volume stores in 2000, development of software and technologies that have taken advantage of electronic stores in 2000, development of software and technologies that have taken advantage of electronic banking mechanisms and allowed us to drastically reduce personnel in the areas of compliance, cash management, collections and middle management. In addition, the electronic advance program and its associated technology has allowed us to increase our volume with limited increases in personnel.

         Other Operating Expenses: Other operating expenses decreased by $1,300,000 to $3,265,000 (39.20% of revenues) for the nine months ended September 30, 2001, compared to $4,565,000 (38.56% of revenues) for the nine months ended September 30, 2000. Start up costs associated with our electronic loan program and costs associated with the continued consolidation of our store locations largely limited our ability to reduce overhead.

         Net Loss on Dissolution of Joint Ventures: During 1999, we contributed certain assets and liabilities to form two retail financial services joint ventures with an unrelated party. In the first quarter of 2000, by mutual agreement, one of the joint ventures was dissolved and assets with a net realizable value of $74,000 were distributed back to us. In the first nine months in 2000, we recorded a loss of approximately $191,000 on the dissolution of this joint venture.

         Interest Expense: During the nine months ended September 30, 2001, interest expense decreased $224,000, or 31.33%, as compared to the nine months ended September 30, 2000. The decrease was primarily a result of decreased borrowings under our credit facilities.

         Historical and Pro Forma Net income (Loss): We had a net loss of $1,059,000 for the nine months ended September 30, 2000, compared to net income of $347,000 for the nine months ended September 30, 2001. After a pro forma income tax expense (benefit) of ($424,000) and $139,000 in 2000 and 2001, respectively, we had a pro forma net loss of $635,000 for the nine months ended September 30, 2000, compared to a pro forma net income of $208,000 for the nine months ended September 30, 2001. This increase is a result of our continued expansion in profitable markets, the growth of our electronic advance program and ongoing efforts to reduce our operational overhead.

Year Ended December 31, 1999 Compared to Year Ended December 31, 2000

         Revenues: Revenues decreased $4,553,000 or 23.3% from $19,546,000 in 1999 to $14,992,000 in 2000. The decrease was primarily because we closed unprofitable stores or stores in undesirable locations in 2000. Our stores decreased from 119 at December 31, 1999 to 61 at December 31, 2000. The decrease of 58 stores was mostly in low volume or low profit margin locations. Average revenues per store for the year ended December 31, 1999 and December 31, 2000 were $164,000 and $243,000, respectively.

         Provision for Credit Losses: For the year ended December 31, 1999 our provision for credit losses was $5,077,000 (26% of revenues) compared to $3,190,000 (21.3% of revenues) for the year ended December 31, 2000. The decrease resulted in a decrease in the volume of transactions and a reengineering of our collections systems to take advantage of technological and software improvements within our industry. Our net charge-offs as a percentage of gross advances for the December 31, 2000 period as compared to the December 31, 1999 period was 3.75% versus 5.09%. The percentage of our allowance for credit losses as compared to our total advances outstanding at December 31, 2000 versus December 31, 1999 was 5.4% compared to 4.8%. The increase from December 31, 1999 to December 31, 2000 was a result of increased concern over the collectability of charged off customers.

         We have invested a significant amount of money and time in developing an internal software program known as the "ACH Wizard" that allows us to debit customer accounts through the National Automated Clearinghouse. This software collects the necessary data from our separate customer databases, combines the information for the different originating centers and transfers it to our contracted processor. This process was formerly a manual and intensive paper process. It is now automatic and paperless. If a customer draft is returned to us without payment, information is communicated electronically from the processor to our ACH Wizard. The customer record is updated by our centralized customer service center as received and can be viewed immediately by our store customer service representatives. This innovative software has afforded us the following:

          . 2-day notification of advances not paid instead of 10 days with our manual system. This allows us to start the collection process sooner and limits the possibility of making another loan to the customer while a return is in transit.

     . The customer files are marked electronically thereby limiting human error and theft.

     . Return items can be resent immediately to the clearinghouse without being re-input manually.

     . We are able to track and react much sooner to adverse location or region trends.

     .  Allows more work to be performed by fewer employees.

     . Employees have more time to collect returned items and develop additional business.

     Salaries and Benefits: Salaries and benefits decreased $651,000 for the period ended December 31, 2000 as compared to December 31, 1999. Salaries and benefits were $6,486,000 (33.2% of revenues) for the year ended December 31, 1999 and $5,835,000 (38.9% of revenues) for the year ended December 31, 2000. Although the total of these expenses decreased by $651,000 in 2000, because of store closings and the necessity to maintain personnel during transition periods without corresponding revenues, salaries increased as a percentage of revenue.

     Other Operating Expenses: Other operating expenses decreased by $588,000 to $5,484,000 during the year ended December 31, 2000, compared to $6,072,000 for the year ended December 31, 1999, primarily because of the closing of the 58 stores in 2000.

     Net Loss on Dissolution of Joint Ventures: During 1999, we contributed certain assets and liabilities to form two retail financial services joint ventures with an unrelated party. In the first quarter in 2000, by mutual agreement, one of the joint ventures was dissolved and assets with a net realizable value of $74,000 were distributed back to us. In the first nine months of 2000, we recorded a loss of approximately $191,000 on the dissolution of this joint venture. In the fourth quarter in 2000, the other joint venture was dissolved and assets with a net realizable value of $271,000 were distributed back to us. In the last three months of 2000, we recorded a loss of $256,000 on the dissolution of that joint venture.

     Interest Expense: Interest expense increased $68,000, or 7.7%, during 2000 compared to 1999. This increase was primarily a result of increased borrowings under our credit facilities.

     Historical and Pro Forma Net Income (Loss): We had net income of $937,000 for the year ended December 31, 1999, compared to a net loss of $1,050,000 for the year ended December 31, 2000. After a pro forma income tax expense (benefit) of $375,000 and ($420,000) in 1999 and 2000, respectively, we had pro forma 1999 net income of $562,000, compared to a pro forma 2000 net loss of $630,000. The reduction in income from 1999 to 2000 was primarily due to losses from closed stores, the loss on the dissolution of the joint ventures and higher overhead associated with low profit margin and unprofitable operations.

     Liquidity, Capital Resources and Financial Condition

     We use our cash to fund advances to customers, operating costs for payroll, occupancy, general and administrative expenses, and investments in capital equipment primarily to upgrade our system capabilities. Our sources of cash are funds generated by our operations and borrowings from financial institutions.

     Cash Flows from Operating Activities: During the nine month period ending September 30, 2000 net cash provided by operating activities was $2,996,000. For the nine month period ending September, 2001 we had net cash provided by operating activities of $445,000. This decrease in net cash provided by operating activities was because of significant reduction in our accounts payable during 2001 and increased cash needs to fund our electronic loan business.

     Cash Flows from Investing Activities: During the nine month period ending September 30, 2000 we had net cash used by investing activities of $0 versus net cash used of $29,000 during the nine month period ending September 30, 2001. There was no significant difference between the two periods.

     Cash Flows from Financing Activities: During the nine month period ending September 30, 2000 we had net cash used in financing activities of $2,523,000. During the nine month period ending September 30, 2001 we had net cash used from financing activities of $667,000. These reductions of cash flow used in financing activities represent a focused effort to substantially reduce third party debt obligations and related party receivables.


     We have a credit line facility that permits us to borrow up to an advance limit, which as of September 30, 2001, was $1,300,000. The lender may increase or decrease the advance limit in its discretion. Borrowings under the line of credit bear interest at the greater of 17% or at a base rate (as specified by the lender), plus 10%, payable monthly. The rate charged on the line at September 30, 2001 was 17%. We collateralized these borrowings by a security interest in funds due from customers for advances and our property and equipment and general intangibles. The financing agreement, among other things, requires the consent of the lender for mergers, consolidations and acquisitions, restricts changes in the nature of our business, allows the lender to terminate the agreement and accelerate the debt at any time, restricts stockholder distributions to amounts related to state and federal income taxes owed by them and restricts repayment of principal on the loans made to us by our shareholders. See "Certain Relationships and Related Transactions." Outstanding borrowings under the line of credit as of September 30, 2001, amounted to $1,211,000.

     We also have a second credit line up to $400,000. These borrowings bear interest at 12.5%, payable monthly. We collateralized borrowings by a mortgage, deposit account, securities and commercial guarantees from our officers and investors. Outstanding borrowings under this line of credit were $370,000 as of September 30, 2001.

     We have a deficiency in working capital of $1,845,000. Nonetheless, we believe that by renegotiating our lines of credit with our financial institutions as we have historically done (as of September 30, 2001, we had $1.59 million drawn against this facility), limiting payments to shareholders for paydown of shareholder debt (as of September 30, 2001, the amount of shareholder debt was $1.63 million) and reinvesting current and future period earnings, that we will have sufficient cash flow to meet our working capital needs. Our working capital and customer growth plans beyond the next 12 months may require additional debt and/or equity financing. The estimate of the time that our funding sources will be sufficient to meet our current needs is a forward looking statement that is subject to risks and uncertainties. Actual results and working capital needs may differ materially from our estimates.

Operating Trends

     Our business is seasonal to the extent of the impact of tax refunds received by our customers. Advances by us have historically had a low demand during the first quarter of the calendar year due to tax refunds being received across the nation. The highest demand for our advances occurs during the forth quarter of the calendar year due to the holiday season and the demand for funds for shopping and other holiday costs.

Recently Issued Accounting Standards

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 will require that goodwill no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. We must adopt Statement 141 and Statement 142. Furthermore, any goodwill that is acquired in a purchase business combination after June 30, 2001 will not be amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized before the adoption of Statement 142. The adoption of Statement 141 did not have a material effect on our operating results or financial condition. We are currently assessing the impact of Statement 142 on our operating results and financial condition.

     In June 2001, the Board issued Statement No. 143, Accounting for Asset Retirement Obligations, that addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopt the provisions of Statement No. 143 effective January 1, 2003. We do not expect the adoption of Statement 143 to have a material effect on our operating results or financial condition.

     On October 3, 2001, the Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We must adopt the provisions of Statement No. 144. We do not expect the adoption of Statement 144 to have a material effect on our operating results or financial condition.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar words. These statements are based on our beliefs, as well as assumptions we made using current available information. Because they reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the risk factors section beginning on page 3 of this prospectus. You should not place undue reliance on these forward-looking statements, that apply only as of the date of this prospectus.

                                    BUSINESS

The Company

     We are a specialty financial services company that advances cash to individuals after we secure an authorization to draft their personal checking account. We agree to delay the draft until the contract is redeemed by them or until a short holding period has expired which, on average, is 18 days. The maximum term under our program is 31 days. Customers, depending on statutory regulations, are required to either pay off the entire advance or extend their advance for a fee. Installment payment arrangements are only utilized in the event a customer's account has been charged off. We target customers who are currently employed and have an active checking account. To initiate a relationship, a customer must provide us with proof of income, proof of an active personal checking account, proof of residence and proper identification. Typically, we limit the cash advance to $500 per transaction and prohibit a customer from having more than two outstanding. Generally we do not make advances for more than 33% of the gross monthly income. For our services, we receive a fee ranging from approximately 15% to 30% of the cash advanced to the customers. For example, if a customer borrows $100 in a 15% state, the customer pays a fee of $15. We also provide our customers with other financial products through a limited number of our stores.

     We were incorporated in Virginia in December, 1997. At December 31, 1999 and 2000 and at September 30, 2001, respectively, we had 119 stores, 61 stores and 52 stores in operation, not including our electronic advance program. In 2000 we began to curtail our operations in certain markets and closed 58 of our under performing stores.

     Although we have closed a significant number of our stores during the past 18 months, we still intend to grow our business by:

     . further developing and marketing our electronic advance program in areas that meet our customers' demographics

     . expanding and developing our internet presence to broaden our geographic diversity and reduce overhead

     . opening new stores and acquiring existing stores in strategic locations

     . aggressively marketing our services in those areas where we are currently operating store/branch locations to increase our market share.

     For the year ended December 31, 1999, our revenues amounted to $19,546,000 million. Because of the store closings and other factors, our revenues declined to $14,993,000 during the year ended December 31, 2000. For the nine months ended September 30, 2001 our revenues amounted to $8,327,000 compared to $11,837,000 for the nine months ended September 30, 2000. Average store revenues from stores open for at least 12 months at the beginning of 1999 and 2000, was approximately $181,000 (96 stores) and approximately $195,000 (55 stores). During the year ended December 31, 2000, we completed approximately 305,000 transactions attributable to approximately 33,000 customers. As of December 31, 2000 and September 30, 2001, we had approximately 12,000 and 10,600 outstanding advances with a gross amount due from customers of $3,400,000 and $3,000,000, respectively.

Our Services

       Historically, individuals have satisfied their short-term cash needs by choosing from among the following alternatives:

     . charge cards, credit cards, home equity loans and bank lines of credit . unsecured loans from banks and finance companies
     . loans from friends and family members
     . payroll advances
     . title pawn loans or pawn shop transactions
     . sales of personal assets
     . overdrawing their personal bank accounts.

       We believe these traditional financing alternatives have not adequately satisfied the needs of many individuals. Accordingly, specialty financial services businesses have developed in response to various shortcomings and disadvantages of these financing alternatives. Specifically, we believe these financing methods are unattractive because many consumers:

     . dislike the associated complexity, inconvenience or lead time
     . do not want to borrow the minimum amount required or dislike the repayment or other terms
     . are ineligible because of their credit rating or other criteria
     . do not want or cannot pay the high costs of not sufficient funds and overdraft fees charged by banks and merchants
     . fear the personal embarrassment that may result from the denial of credit or from approaching friends and family members for money.

       Unlike these traditional sources, we provide our customers with a simple, convenient, confidential means of quickly obtaining small amounts of short-term cash, for a single up-front fee with the payment due date generally coinciding with their next paycheck. Our service is different from the services provided by traditional check cashing companies who offer many consumer financial products and services including third-party check cashing, money orders, money transfers, consumer loans, insurance and bill payments, vehicle registrations and in some cases serve as distribution centers for public assistance benefits and food stamps under government contracts.

       In contrast, we provide advances only to individuals who can prove that they are employed, work or reside in the area where the store is located and have an active personal checking account. We orally verify a customer's personal information every time they initiate a transaction. In addition, we require documented evidence of employment, residence and an active personal checking account every six months. We believe that our customers prefer the option of redeeming their checks and paying the one-time fee charged by us as opposed to the ongoing finance charges associated with other sources. Moreover, because we generally do not require our customers to collateralize their advances or to satisfy traditional credit criteria, we believe that our financing alternative eliminates the consumer's fear of credit denial. We further believe that a primary reason for the growth in our business is the high cost of bounced checks assessed by both banks and merchants, as well as the convenience and accessibility of our product.

Industry Background

     In the United States, the cash advance alternative has recently become an established industry, with the highest concentration of check cashing stores located in the Southeast and Southwest. We estimate that there are approximately 7,000 check cashing locations throughout the United States. Check cashing operations are governed primarily by state laws, and accordingly, states that maintain check cashing/loan laws most conducive to profitable operations have historically seen the greatest increase in check cashing stores. Some states have enacted formal check cashing/loan laws that regulate the amount of fees that operators may charge for cashing checks, and in some cases states have regulated the amount of service charges that may be charged on small consumer advances, commonly referred to as "payday advances". We believe that at least half of the check cashing locations in the United States are owned by individuals operating between one to ten locations. Further, we believe that the highly fragmented nature of the industry is due to, among other factors, the lack of qualified management personnel, the difficulty of developing adequate financial controls and reporting systems, and the lack of financial resources.

     In recent years, pursuant to trade group information, several check cashing operators have begun to develop multi-unit chains through acquisitions and new store openings. While there is limited public information available, we believe that there are 10 check cashing companies operating over 100 stores. The remaining check cashing companies operate under 50 stores, with the majority of companies operating fewer than 10 stores. Accordingly, we believe that the industry is in the early stages of consolidation.

     We believe the deregulation of the banking and savings and loan industry has increased the role played by check cashing stores in providing basic financial transaction services to low and middle income consumers. At the same time, competition, regulatory scrutiny and complexity are contributing to consolidation within the industry. Our strategy is to position ourselves to benefit from industry consolidation and the competitive advantages available to large operators of specialty retail financial services.

Growth Strategy

     We intend to grow our business through the implementation of the following strategies:

  . Expand Our Electronic Advance Program. We plan to aggressively market and develop our electronic advance program through a variety of different marketing campaigns. First we are sending all of our past and present customers a debit card. The debit card is branded with the "Easy Money" name and contact information and enables our customers to obtain funds anywhere in the world. A customer is introduced to our electronic advance program through direct mailings and informed of the benefits of using the "Easy Money" debit card. Our electronic advance program enables us to initiate and service an advance for a customer without the customer having to go to a branch location. The customer can initiate an advance request from his home or from work and immediately receive the proceeds through an ATM machine or by making a withdrawal from his personal account. Our electronic advance program began in March 2000. As of September 30, 2001 we had approximately $600,000 in outstanding advances under the program. We hope to have a portfolio of $1,000,000 by June 30, 2002. We estimate the cost of growing this program to be $600,000. We plan to internally fund this project.

 . Develop and Expand our Internet Presence. We have built and developed an Internet platform that will allow customers to apply for advances through our website. We are also developing an interface of our website with our home office systems so customers will have the ability to service all aspects of their advances through the Internet at any time. We have marketed our product on the Internet and have generated substantial interest in the service and have conducted a substantial number of transactions utilizing this medium. We plan to implement this strategy by June 30, 2002 at an estimated cost of $250,000. We plan to fund this project using current period earnings.

 . Expand in Existing Markets and Enter New Markets. We seek to identify stores in existing markets, to build upon our brand reputation and to achieve economies of scale. We only enter a new market where there are favorable consumer finance laws, widespread demand for our services, concentrated populations and agreeable demographics. We attempt to develop new markets in a progressive "clustered" fashion, initially opening a sufficient number of stores in a given area to maximize the effectiveness and efficiency of store opening costs, recruiting and training costs and advertising and promotional efforts. We believe the convenience of a store's location is extremely important to our customers and most of them reside within a five-mile radius of the store they visit. Our stores are typically located in middle-income neighborhoods in high traffic shopping centers or strip malls. Following entry into a new market, we open additional stores within the area to further develop the cluster and to capture greater market share. We have no planned acquisitions or mergers at this time. If store acquisitions or mergers are identified, we would finance the transactions through seller financing and/or equity sharing at a price to be determined during negotiations.

 . Emphasize High Standards of Customer Service. Fast, personalized service is critical to our ability to generate repeat and referral business. We emphasizes courteous service and encourage our employees to develop good relationships with their customers. We believe that our service-oriented strategy has been successful in generating repeat customers or referrals from existing customers. Our emphasis on customer service also reinforces our credibility, builds customer loyalty and minimizes customer complaints. For the year ended December 31, 2000 and the nine months ended September 30, 2001, approximately 85% and 90%, respectively, of our transactions were with repeat customers. We believe that our success in attracting repeat customers is due to the professional manner in which our employees approach each transaction. We are currently funding this project using existing cash flow.

 . Increase Same Store Revenues. We believe that there is additional growth potential in most of our existing markets through advertising and promotional campaigns and through the development of new consumer finance products. We continue to seek additional financial products which provide financing alternatives for our customer base. In adding new products, we focus on structuring products which provide attractive higher risk-adjusted returns. In five of our stores in Louisiana we offer traditional check cashing services and in each of our stores in Nevada and New Mexico we offer Title Advances. By adding new products we believe we can leverage our existing customer base, our systems and our strong customer relations to expand our portfolio of earning assets. We plan to grow our same store revenues by 10% during calendar year 2002. We plan to fund this project using existing cash flow.

  . Develop Brand Awareness. We seek to establish brand name awareness of our stores and services in order to establish a long-term franchise value. We use aggressive advertising campaigns to promote our business in the markets we service. We also believe that providing fast, personalized and courteous service in a clean and professional environment promotes our image and leads to customer referrals. We plan to implement this strategy by continuing to invest an amount equal to approximately 7% of our fee revenue on a yearly basis.

Our Stores

     We currently operate 52 stores in the following states: California (1 store), Kansas (1 store), Louisiana (34 stores), New Mexico (9 stores), Nevada (5 stores), Tennessee (1 store) and Utah (1 store). The following table provides a breakdown of (i) the number of stores located in each state at the end of the period indicated, and (ii) the percent of revenues attributable to stores in such states, for each of the periods:

                                                                  Nine Months
                          Year Ended          Year Ended             Ended
                  # of   December 31   # of   December 31   # of  September 30
     Location    Stores     1999      Stores     2000      Stores      2001
     ---------   ------     ----      ------     -----     ------      ----
California           5       7.02%      2        3.71%       1        2.45%
Colorado            11       3.85%      -           -        -           -
Indiana              8       2.99%      1        2.48%       -        0.96%
Kansas               1       0.83%      1        1.09%       1        1.18%
Kentucky            19      16.40%      -       15.14%       -           -
Louisiana           47      40.00%     36       52.91%      34       68.94%
Nevada               5       8.83%      5        6.03%       5        7.20%
New Mexico          13      10.38%      9       11.03%       9       13.26%
Tennessee            4       3.58%      1        3.57%       1        3.11%
Texas                5       5.39%      5        3.32%       -        1.87%
Utah                 1       0.73%      1        0.72%       1        1.03%
                -------------------------------------------------- --------
                   119     100.00%     61      100.00%      52      100.00%
                   ===     ======     ===      ======      ===      ======

     Our stores are generally between 1,200-2,000 square feet, consisting of a waiting area, service counter and a small office. The stores are well lighted and decorated to provide a professional and comfortable atmosphere. We believe that most of our customers reside or work within a five-mile radius of the store they visit and that the convenience of a store's location is extremely important to consumers. As a result, our stores are within three miles of the market area we serve. Our stores are typically located in shopping centers or strip malls which usually contain a supermarket or major discount retail store, and other compatible tenants such as auto parts retailers, drugstores, convenience stores and fast food outlets. The surrounding area is typically populated with a high concentration of middle-income families.

Organizational Structure and Procedures

     Our stores are organized into districts. From 4 to 8 store managers report to each district manager who reside in the areas they supervise. District managers are experienced store managers and report directly to Michael Wright, Chief Operating Officer. Each store is typically staffed with a manager and either an assistant manager or a store clerk. Store managers are responsible for customer relations, development of new accounts, cash entries, collections, staffing and training. Personnel at our corporate offices direct and coordinate planning and controls, advertising and marketing and personnel matters. Operations personnel at our corporate offices evaluate the performance of each store using on-site reviews and daily reports on operations.

     As of September 30, 2001, we had 188 employees (168 full-time and 20 part-time). All of our employees receive written procedures and policies covering all aspects of store-level operations. These policies and procedures have been established to minimize the operating risks inherent in our cash advance business and to maintain uniformity in operations on a national basis. We are also committed to providing our employees with formal, supervised training. Store managers and other store personnel must complete formal training programs. Training of new hires is generally conducted at the largest office in each district by trained personnel from the corporate office. Store employees (other than store managers) typically receive 2 to 3 days of initial orientation followed by 4 to 6 week(s) of supervised on-the-job training. Store managers are trained at one of our stores for approximately 16 to 20 weeks prior to assignment to their store. After such assignment, new store managers are closely monitored for two to three months. A key objective of our training programs is to teach new store employees how to identify risks associated with providing advances to customers and the steps that can be taken to reduce these risks.

     We have structured compensation arrangements to provide district and store managers with incentives to increase store revenue and profits. Store managers receive a monthly commission based on their store's performance as measured by:
(i) growth in the number of advances, (ii) delinquency rates and (iii)operating income. District managers receive commissions based on the performance of the group of stores for which they are responsible.

     At the end of each business day store cash is deposited in a local bank and reconciled against the transactions reported by each store. In addition, district managers perform periodic internal audits. We also employ two full-time auditors who perform cash audits on a random basis. We have also implemented various programs and systems (including alarms and security cameras) to reduce the risk of third party theft and to provide security for our facilities and employees. We also maintain insurance coverage against theft.

Marketing

     We market our services primarily through radio, television, print, yellow pages, direct-mail and billboard advertising and through our customer referral program. For the year ended December 31, 2000, we believe that approximately 5% of our new business came from customer referrals, 5% from direct location signage, 5% from radio advertising, 2% from television advertising, 58% from yellow page advertising and 10% from direct mail advertising. Our television, radio and direct-mail advertising explains how to use our services and emphasizes our quality of service, convenience and competitive rates. We provide a credit of up to $10.00 towards the fee on the referring customer's next transaction in exchange for successfully referring a new customer to us.

The Customer Transaction

     We believe that our core customer group is comprised primarily of individuals whose average age is approximately 35 and who rent their house or apartment and hold a wide variety of jobs in the service sector or are clerical workers, craftsmen, or laborers. These individuals tend to change residences more often than average, have annual family incomes under $35,000, often pay their bills with money orders, and prefer the availability of immediate cash provided by our stores.

     A typical new transaction begins when a customer needs short-term cash and visits one of our stores. The customer is required to provide us with the following items: (i) a valid driver's license or other acceptable form of identification, (ii) a copy of their most recent bank statement which must reflect that the customer has a local active checking account, and (iii) a recent payroll stub or other acceptable proof of income which could include social security payments, alimony, child support payments or other sources of income. In addition, each customer must satisfy two of the following three criteria: reside, work or bank locally. The customer also completes an information statement, which requires certain demographic, employment and other information including home and business addresses and telephone numbers. Our store employee then completes a customer approval checklist to ensure that we have not overlooked any step in the approval process or obtained the required information for approval. Following this approval process, a customer file is created and a computer-generated account number is assigned.

     The store employee then explains the terms of the transaction to the customer and has the customer sign a disclosure agreement for the advance. The disclosure agreement, which is a standard form developed by us, is generated by our computerized system and is customized to comply with state regulatory requirements. The system requires each portion of the disclosure agreement to be completed. The disclosure agreement provides for the customer to deliver an electronic draft agreement to us, with the face amount generally equal to the sum of (i) the cash advanced and (ii) a prescribed fee, calculated according to guidelines established by us for each state in which we operate. The amount of cash advanced to the customer generally may not exceed 33% of the customer's gross monthly income. In exchange for the draft agreement, we advance cash to the customer and agree to hold the draft agreement until it is redeemed by the customer or until a short holding period has expired. The holding period, on average, extends from the date the advance is issued to the date of the customer's next paycheck, but generally does not exceed 18 days.

     After we establish a relationship with a customer, the procedures for a subsequent transaction are less burdensome. Repeat customers do not need to be re-approved and are only required to give us a draft and execute a new disclosure agreement. Our computerized information system requires store employees to verify and update the information contained in a customer's file every six months before doing business with that customer again.

Electronic Advance Program

     We have made a significant investment in electronic systems and funding methodologies. Beginning in March 2000, we established a centralized processing center that initiates and services "electronic" advances without the need for a storefront location. We are using a number of advertising campaigns to market our electronic advance program and attract customers in targeted geographical areas. We have established a toll-free number for customers to call to qualify for short-term advances. If a customer meets our flexible underwriting requirements, a contract is sent by way of facsimile transmission. The customer signs the contract and returns it to us by facsimile. Once the customer qualifies for an advance, we send an "Easy Money" debit card or if the customer elects, we can deposit the advance directly into a personal checking account. The debit card is assigned a unique pin number and can be utilized at ATM machines in the United States. If the customer wants to conduct future transactions with us we are able to either fund their debit card instantaneously or electronically deposit funds into their personal checking account. Currently most customers desiring an advance would have to live in a large populated area that can support the overhead of a retail storefront. With the implementation of our electronic advance program we can service a customer anywhere, so long as they have access to a fax machine and qualify for the advance. This innovation has allowed us to enter markets that have not previously been served and therefore, we have encountered little or no competition. The lack of competition has allowed us to aggressively price our services and strengthen underwriting guidelines. This has resulted in an increase in fee revenues, reduced overhead and increased profitability. Our electronic systems and funding methodologies provides our customers with a number of benefits including, the ability to obtain advances from us from anywhere and at anytime and the ability to utilize their debit cards for telephone calls, internet shopping and purchases at retail stores. The debit card also establishes customer loyalty.

     Our electronic system digitally scans and stores all contract information as image files and assigns a unique identification number to a contract that coincides with the customers' account number. Once a signed contract and disclosure is returned to us, we immediately fund the customer according to his preference. Approximately 3 to 4 days prior to the payment date of an advance, a courtesy call is made to the customer to determine if the customer wants to extend the payment date or pay it off. An electronic debit will deduct either the extension fee or the full amount of the advance from the customer's bank account.

     As of September 30, 2001 a staff of ten people were servicing a portfolio of approximately $600,000 in advances (approximately 2,000 accounts). The combination of reduced personnel, reduced overhead and the ability to penetrate markets otherwise unserviceable by costly retail stores has been successful on a financial and operational basis. We are pleased with the systems and operations of our electronic advance program and intend to commit additional resources in the future.

Servicing and Collections

     We emphasize a professional collection approach that is designed to maintain a positive public image. We have established a coordinated servicing effort between our individual stores and our home office, which controls the servicing of advances and enhances internal controls over customer agreements. Two days prior to the expiration of the holding period (the "pickup date"), if the customer has not redeemed the agreement, we place a courtesy call to the customer as a reminder that the outstanding agreement will become due shortly. If the customer fails to redeem the agreement on the pickup date, we place another call to the customer as a notification that the advance is due.

     Four days after the "pick-up" date, the customer's bank account is electronically drafted to close out the transaction. If the draft is returned due to non-sufficient funds, the advance is charged off as a bad debt and one of our store employees begins collection efforts. A store employee telephones the customer daily as a reminder of the payment obligation and are instructed to politely encourage the customer to redeem the advance. Outstanding advances are serviced at the store level for thirty days. During this time, phone calls are supplemented by a series of letters designed to inform the customer about the ramifications of default. After sixty days, unpaid advances are turned over to an outside collection agency for servicing. Once an advance has been charged off, the customer's account is removed permanently from the store's eligible customer list. Every store is provided with the identity of customers whose advances have been charged off. Given the volume of advances made by the Company, we believe that our strict chargeoff policy aids management in quickly identifying impaired accounts and helps to assure that our advance file is current. We do recover a substantial portion of gross chargeoffs and this recovery percentage is considered in determining the necessary allowance for credit losses. The average collection period of accounts recovered is 10 days.

     We incurred bad debt expense of $5,077,000 for the year ended December 31, 1999 (26.0% of revenues), $3,190,000 for the year ended December 31, 2000 (21.3%
of revenues) and $1,367,000 for the nine months ended September 30, 2001 (16.4% of revenues). Charge-offs, net of recoveries, were approximately $5,107,000, $3,307,000 and $1,385,000, respectively, for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001. As of September 30, 2001, we had approximately $42,000 of receivables that were more than four days past due that were not charged off as bad debt for various reasons.

Management Information Systems

     We use our management information systems and internal reporting processes to monitor the daily operations of each store and to gather key daily, weekly, monthly and year-to-date operational statistics. These systems have enabled us to maintain a high degree of control over revenues, expenses and customer transactions. We believe that the following reporting procedures that have been implemented provide us with a significant competitive advantage over small local cash advance providers.

     At the end of each business day, each store manager delivers to his district manager (i) a report summarizing the store's transactions for the day, the amount of outstanding advances and current cash position, and (ii) a past-due report detailing the status of each past-due account and collection efforts that have been made. In addition, each store manager faxes copies of any deposit slips to the corporate office. On a weekly basis, store managers send their district managers an outstanding advance summary, employee time sheets and a past-due summary report. On a monthly basis, store managers send their district managers all expense reports and copies of all correspondence with customers.

     Each of our stores has a computer to record transactions. Store employees create an account for each customer and record each transaction that is made as well as each collection action that is taken. We use a real-time centralized computer system to verify the written reports regularly delivered by the store managers. In addition, these records are used by our internal auditors who regularly conduct audits at each store.

Competition

     The cash advance industry is highly fragmented and highly competitive, and there is significant competition within each of the markets in which we operate. We believe that competition is primarily based on store location, convenience and customer service. Most of our competitors are small, owner-operated stores that operate in a limited geographic area. We believe that most store owners operate fewer than 20 stores and, in many cases, are operated by individuals who lack the capital resources and marketing expertise to expand their business and compete effectively with larger cash advance companies. We also believe that the larger cash advance companies are able to operate more efficiently and provide a higher level of customer service than smaller companies.

     We believe that these competitive advantages are the result of greater managerial and financial resources as well as economies of scale related to systems and marketing expenses. These factors present an opportunity for well-capitalized companies to open additional stores, offer additional consumer finance related services and create a high level of brand recognition and customer loyalty. We face competition from at least three large privately held cash advance companies. In addition, several large publicly held and privately held check cashing companies are beginning to provide cash advance services.

     In addition to other cash advance operators, we compete with banks, credit card issuers, pawn shops, title pawn establishments and other financial services entities and retail business that provide short-term loans to individuals. We may face additional competition as an increasing number of traditional check cashing companies, pawn shops, banks and other retail establishments add cash advance services to their financial product portfolios.

                              GOVERNMENT REGULATION

State Regulations

     Our operations are regulated in each state where we operate as (i) a consumer lender; (ii) a provider of deferred deposit services; or (iii) a lender or deferred depositor, as authorized pursuant to the state's check cashing statute. Before commencing operations in a state we are required to go through a licensing application process and have to obtain a separate license for each of our locations. We are also required to comply with certain federal regulations governing consumer protection and lending practices. In each state where we operate we are licensed by the state agency having general supervisory authority over financial institutions and are required to maintain a minimum amount of capital for each location in the state. We are also required to maintain our records for a designated period and are subject to regular audits by the state regulatory agency. Each state statute generally establishes a schedule of the allowable fees we may charge customers and limits the size and number of transactions that we may have with any one customer at any given time. In addition, we are required to provide customers with certain disclosures, such as the amount of the advance, the fees we charge, the annual interest rate and the due date of the advance. These state statutes also regulate the nature and content of our advertising and promotion and certain states prohibit us from enforcing transactions with our customers by use of the state's criminal bad check laws.

     State Deferred Deposit Laws. In Kansas, New Mexico and Tennessee, each of our branches is licensed as a provider of delayed, or deferred deposit, or presentment services. In these states we are authorized to accept or cash checks and hold them for a designated period of time, within which, it can be redeemed by the customer prior to being deposited by us.

     State Check Cashing Laws. In California, Louisiana, Nevada and Utah we are regulated as a check casher. In these states we are authorized to defer the deposit of personal checks that we cash, or accept, for a designated fee.

Federal Regulations

     Our advance activities are subject to certain federal regulations, including the Truth-in-Lending Act ("TILA"), the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act ("FCRA") and the regulations promulgated for each. In addition, some state statutes require that TILA disclosures be given to consumers who use these services. These laws require us to provide our customers with disclosures of the principal terms of each transaction, prohibit misleading advertising, protect against discriminatory lending practices and prohibit unfair credit practices. TILA and Regulation Z promulgated thereunder require, among other things, disclosure of pertinent elements of consumer credit transactions, including the amount of the finance charges and that charge expressed in terms of an annual percentage rate. The ECOA prohibits creditors from discriminating against applicants on the basis of race, sex, age or marital status. Pursuant to Regulation B promulgated under the ECOA, creditors are required to make certain disclosures regarding consumer rights and advise those whose credit is not approved of the reasons for the rejection. The FCRA requires creditors to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency.

Employees

     As of September 30, 2001, we had 188 employees (168 full-time and 20 part-time), including 43 corporate and administrative employees, 9 district managers and 136 store personnel. None of our employees are covered by a collective bargaining agreement and we have never experienced a work stoppage. We believe that our relationship with our employees is satisfactory.

Properties

     Our corporate headquarters at 5295 Greenwich Road, Suite 108, Virginia Beach, VA 23462 consists of approximately 8,750 square feet that we lease from a third party for $7,000 per month. The lease expires in December 2003 and we have an option to renew the lease on a year-to-year basis.

     All of our store locations are leased from third parties, typically for a term of one to three years. Each store generally consists of between 1,000 to 2,000 square feet at an average monthly lease rate ranging from $500 to $1,600. The store leases expire at various dates through the year 2004. Most of our store leases contain renewal options for an additional period at rental rates adjusted according to agreed upon formulas. In addition most of the leases contain termination clauses if the state enacts legislation that negatively impacts our business.

Legal Proceedings

     We have been named as a defendant in two material class action lawsuits and one other material lawsuit:

     Elaine Steward Greene, et al. v. Easy Money of Kentucky, Inc., et al.
     ---------------------------------------------------------------------

     Name of court or agency where proceeding is pending: United States District Court for the Eastern District of Kentucky, Lexington Division.

     Date proceeding began: The original complaint was filed on July 1, 1999. The second amended complaint was filed on October 6, 2000.

     Principal parties: Elaine Steward Greene and Helen Mitchell, individually and on behalf of others similarly situated (plaintiffs) v. Easy Money of Kentucky, Inc., Easy Money of Virginia, Inc., Easy Money Holding Corporation, David L. Greenberg, Tami Van Gorder, Jerome Greenberg, John Murphy, Sterling Financial Bank and unknown individuals and entities (defendants).

     Description of facts underlying the proceeding: The suit alleges that the defendants violated the Kentucky Interest and Usury Statute, that defendants violated the Kentucky Consumer Loans Act, that defendants violated the Racketeer Influenced and Corrupt Organization Act, that the defendants violated the Kentucky Consumer Protection Act, and that the defendants engaged in fraud. The plaintiffs brought this action as a class action claiming defendants charged and collected from plaintiffs and other customers similarly situated usurious interest rates for consumer loans. The complaint alleges defendants illegally coerced payment of monies from plaintiffs and other class members by threatening to pursue collection of the debts. The complaint also charges that defendants were not properly licensed under Kentucky state law. The court has certified the class of plaintiffs in this case.

     Relief Sought: Plaintiffs have requested the following relief: (i) twice the interest paid by plaintiffs in connection with certain loans made by plaintiffs, forfeiture of all unpaid interest, actual damages sustained, statutory damages and civil penalties allowed by law, including all loan charges and twice the amount of interest or fines collected and damages in the amount twice the finance charge and punitive damages jointly and severally from defendants Easy Money of Kentucky, Easy Money of Virginia, Easy Money Holding Corporation, David Greenberg, Tami Van Gorder and Jerome Greenberg; (ii) attorneys' fees, expenses and costs; (iii) injunctive relief prohibiting plaintiffs from continuing to engage in illegal conduct as alleged; (iv) pursuant to Kentucky Consumer Loan Act, the transactions between plaintiffs and defendants be declared void and plaintiffs be awarded all sums paid to defendants, including but not limited to, principal, interest and fees for each and every transaction jointly and severally from defendants Easy Money of Kentucky, Easy Money of Virginia, Easy Money Holding Corporation, David Greenberg, Tami Van Gorder and Jerome Greenberg; (v) pursuant to the RICO claim, plaintiffs ask for triple damages, costs and attorneys' fees from all defendants named in the RICO count; (vi) pursuant to the common law fraud claims, plaintiffs ask for actual damages plus punitive damages from all defendants named in the common law fraud count; (vii) pursuant to the Kentucky Consumer Protection Act, plaintiffs ask for actual damages, equitable relief and punitive damages from all defendants named in the Kentucky Consumer Protection Act count;
(viii) plaintiffs ask for pre-judgment and post-judgment interest; and (ix) plaintiffs ask that defendants be ordered to cease their efforts from plaintiffs and class members through threats of criminal prosecution or otherwise.


     The range of possible loss in this case is between $0 and the plaintiffs' demand of $40,000,000. We have not been advised that a loss is probable in this case. Our experience in cases such as this is that we are able to settle these cases for nominal sums, although we cannot offer assurance that we will be able to settle this case consistent with our prior experience.


..    Shelia Bellizan and Johnette McMahon, et al. v. Easy Money of Louisiana,
     ------------------------------------------------------------------------
et al.
------

     Name of court or agency where proceeding is pending: United States District Court for the Eastern District of Louisiana.

     Date proceeding began: October 4, 2000.

     Principal parties: Shelia Bellizan and Johnette McMahon and others similarly situated (plaintiffs) v. Easy Money of Louisiana, Inc., Easy Money Holdings, Inc., Easy Money of Virginia, Inc., David L. Greenberg, Tami Van Gorder and Jerome Greenberg (defendants).

     Description of facts underlying the proceedings: Plaintiffs brought this action claiming that defendants violated the Racketeer Influenced Corrupt Organization Act and the Louisiana Usury laws. Plaintiffs amended the original complaint upon direction from the court. Plaintiffs brought this action on behalf of a class. The court has not certified a class in this case. Plaintiff's complaint alleges defendants offered to loan money to consumers at usurious rates. Plaintiffs also allege defendants charged duplicate fees in connection with certain rollover loan transactions.

     Relief sought: Plaintiffs request that the court issue an injunction against continued violations of the laws set forth in the complaint. Plaintiffs request adequate and reasonable damages and damages trebled for the losses and expenses both past and future described in the complaint in addition to any other economic or general damages to be shown at trial. Plaintiffs request costs and disbursements incurred in connection with the action, including reasonable attorneys' fees, expert witness fees and other costs. Plaintiffs further ask for interest as allowed by law.

     We have filed a motion to dismiss this case. The motion is pending with the court.

..    Cash Today of Denton, Inc., et al. v. Jerry Greenberg, et al.
     -------------------------------------------------------------

     Name of court or agency where proceeding is pending: District Court of Gregg County, Texas.

     Date proceeding began: The original petition was filed on May 8, 2000. The first amended petition was filed on May 18, 2001.

     Principal parties: Cash Today of Denton, Inc. and Cash Today of the USA, Inc. (plaintiffs) v. Jerry Greenberg, David Greenberg, Mike Wright, David Kitchens, Tami Van Gorder, David Kilby, The Easy Money Group, Easy Money Holding Corporation, Easy Money of Virginia, Inc., Easy Money of Co., Inc., The Loan Alternative Corporation, and Wackenhut Services, Inc. (defendants)

     Description of facts underlying the proceedings: Plaintiffs claim that defendants have illegally converted property belonging to plaintiffs (checks, cash business assets and equipment) by assuming dominion and control over said items without legal authority. Plaintiffs also claim that defendants have tortiously interfered with the business relations between the plaintiffs and their customers. Plaintiffs also claim that defendants have tortiously interfered with the prospective business relations of plaintiffs and the potential customers that come to plaintiffs' stores each day. Plaintiffs claim that defendants have trespassed upon the property and business of plaintiffs without legal authority or consent. Plaintiffs also claim that defendants have committed fraud by fraudulently and intentionally misrepresenting that the bankruptcy court had ordered the seizures of plaintiffs' property when no such authority or authorization existed in law or in fact.

         Relief sought: In connection with the conversion claim, plaintiffs request damages in an amount equal to the value of the assets alleged converted together with punitive damages. In connection with the tortious interference with business relations charge, plaintiffs request damages and punitive damages. In connection with the tortious interference with prospective business relations charge, the trespass charge, the theft charge, and the fraud charge, plaintiffs request damages and punitive damages. Plaintiffs also request that the court grant a declaratory judgment that plaintiffs are the owners of the assets alleged converted and that they are entitled to possession of the same. Plaintiffs also request that the defendants be held jointly and severally liable to plaintiffs for all damages alleged. Plaintiffs also request reasonable attorneys' fees and costs as well as post-judgment and pre-judgment interest.

         The Loan Alternative Corporation filed for Chapter 11 bankruptcy protection on April 21, 2000. The bankruptcy proceeding was dismissed on July 9, 2001.

         We intend to vigorously defend these claims. The defense of these claims is costly and is reflected in other operating expenses in our financial statements. See "Risk Factors - Risks of Our Industry." Due to the procedural status of these cases, we are unable to predict the outcome of the litigation.

         Additionally, from time to time, we are a defendant (actual or threatened) in certain other lawsuits encountered in the ordinary course of our business, the resolution of which, in our opinion, should not have a material adverse effect on our financial position, results of operations or cash flows.

                                   MANAGEMENT

         The following table sets forth the names, positions and ages of our executive officers and directors.

Name                      Age            Position
----                      ---            --------
David Greenberg            37            President and Chief Executive
                                         Officer and Director

Michael Wright             35            Chief Operating Officer

Tami Van Gorder            40            Secretary/Treasurer and Director

David M. Kilby             33            Chief Financial Officer


David Greenberg
---------------
Mr. Greenberg is one of our founders and principal shareholders. He has been President, Chief Executive Officer and Director since our founding in 1994. Currently, Mr. Greenberg is President, Chief Executive Officer, Director and principal stockholder of EMH which is commonly owned and managed by us. Mr. Greenberg received a degree in Business Management from TCC in Virginia Beach, VA.

Michael Wright
--------------
Mr. Wright has been our Chief Operating Officer since July 2000. From April 1998 to June 2000 he owned and operated four payday and title loan offices under a franchise agreement with Dollar Express, Inc. From 1994 to March 1998, Mr. Wright was Management Information Systems Manager and Operations Manager of one of our subsidiaries, Easy Money of Virginia, Inc.

Tami Van Gorder
---------------
Ms. Van Gorder is one of our founders and principal shareholders. She has been Secretary/Treasurer and Director since our founding. Currently she is a principal stockholder, Director and Secretary/Treasurer of EMH. Ms. Van Gorder has an accounting degree from Princess Anne Business College. Ms. Van Gorder is the sister of David Greenberg.

David M. Kilby
--------------
Mr. Kilby, a Certified Public Accountant has been our Chief Financial Officer since June 1998. From June 1991 to May 1998 he was employed by KPMG, LLP and was a Senior Manager from June 1997 to May 1998. Mr. Kilby is also the Chief Financial Officer of EMH. Mr. Kilby received a BS Degree in Accounting from Old Dominion University.

Committees of the Board of Directors

         We have not established any committees of the board of directors.

Employment Agreements

         In July 1998, we entered into an employment agreement with Mr. Kilby, which provides for an annual base salary of $100,000, plus benefits customarily provided to our other executive officers. Unless either party gives the other party 30 days prior written notice of termination before the end of a renewal term, the agreement will automatically renew for 12-month periods. The employment agreement provides that if any of our shares of common stock become publicly traded, Mr. Kilby is entitled to receive an option to purchase up to 25,000 of our shares at $1.00 per share at the time of the public offering or within 90 days thereafter. The agreement further provides that in the event the value of the shares is less than $4.00 per share at the time of the public offering, our principal shareholders will pay Mr. Kilby the difference. We do not have employment agreements with any of our other key employees. We do not have any intention at the present time to enter into employment agreements with any of our executive officers subsequent to the date that this registration statement becomes effective.

Executive Compensation

         David Greenberg, our Chief Executive Officer, received a base salary of $80,000 for the year ended December 31, 2000. Other than David Kilby, Chief Financial Officer, no other employee received in excess of $100,000 in compensation for the year ended December 31, 2000. Mr. Kilby's compensation for the year ended December 31, 2000 amounted to $102,000.

                           Summary Compensation Table
                           --------------------------

                               Fiscal              Bonus   Other Annual     All Other
Name and Principal Position     Year     Salary     Paid   Compensation   Compensation
---------------------------     ----     ------     ----   ------------   ------------
David Greenberg, Chief          2000    $ 80,000     -0-        -0-            -0-
Executive Officer

David M. Kilby, Chief           2000    $102,000     -0-        -0-            -0-
Financial Officer

Directors Compensation

         Our directors do not receive any compensation for serving on the board of directors.

Stock Option Plan

         We adopted the Easy Money Holding Corporation 2001 Stock Plan on October 1, 2001. The 2001 plan provides for a maximum number of 1,000,000 shares that may be subject to option. The plan provides for the issuance of incentive stock options and non-statutory stock options to our key employees and directors. The plan will remain in effect, unless terminated by the board of directors, for a term of ten (10) years from the later of (i) the effective date of the plan, or (ii) the date of the most recent board approval of an increase in the number of shares reserved for issuance under the plan. Any amendment, alteration, suspension or termination of the plan shall not, without the consent of the employee, affect the employee's rights under an option previously granted. We have reserved a total of 1,000,000 shares of our common stock for issuance under the plan.

         The 2001 plan provides for the granting of incentive stock options to employees within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. If an employee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options shall be treated as non statutory stock options. The plan shall be administered by the board or a committee appointed by the board. The board or the committee determines the terms of the options granted under the plan, including the number of shares subject to an option, the exercise price, and the term and exercisability of the option. The exercise price of all incentive stock options shall not be less than the fair market value of the shares on the day the option is granted. The board or the committee has the authority to grant non statutory stock options at option prices equal to 100% of the fair market value of the shares at the date of grant.

         Payment of the purchase price of upon exercise of stock options may be made in cash or any consideration and method of payment authorized by the board or the committee. Generally, options granted under the plan have a term of three
(3) years and are nontransferable. The board or the committee determines the vesting terms of all options. In no event may an option be exercised following the option expiration date. In the event that we undergo a change in control, we expect that outstanding options will be assumed or equivalent awards substituted by our acquiror. If an acquiror does not agree to assume or substitute awards, the vesting of outstanding options will accelerate in full prior to consummation of the transaction.

         Pursuant to his employment agreement, Mr. Kilby will receive an option to purchase up to 25,000 shares at the time our shares become publicly traded. The option expires 90 days after the shares become publicly traded and is exercisable at $1.00 per share.

         Insofar as indemnification or liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons by these, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the Shares being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                           OUR PRINCIPAL SHAREHOLDERS

         As of September 30, 2001 there were 10,000,000 shares issued and outstanding. The following table sets forth information known to us with respect to the beneficial ownership of our shares on September 30, 2001, and as adjusted to reflect the sale of the shares under this prospectus, by

     .   each person who owns beneficially 5% or more of our outstanding shares
     .   each of our directors
     .   each of our executive officers
     .   all of our directors and executive officers as a group.

         Except as indicated in the footnotes to this table and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficial owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the shares issuable upon conversion of convertible debt and the exercise of outstanding options and warrants which are convertible or exercisable within 60 days of the date of this prospectus. An additional 620,000 shares will be issued to our selling shareholders once the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission.

         Unless otherwise indicated, the address for each individual listed is 5295 Greenwich Road, Suite 108, Virginia Beach, Virginia 23462.

                                          Shares
                                     Beneficially Owned             Percentage Owned
                                     Before the Offering (1)        After the Offering
                                     -----------------------        ------------------
Beneficial Owner                     Number      Percent (2)    Minimum (3)    Maximum (4)
----------------                     ------      -----------    -----------    -----------
David Greenberg                      5,000,000      43.25%       36.56%(5)     31.67%(5)

Tami Van Gorder                      5,000,000      43.25%       36.56%(5)     31.67%(5)

David Kilby                                  -       -            0.20%         0.17%

Love Savings Holding Company (6)       793,350       6.86%        6.45%         5.58%

(1) Does not include 620,000 shares that are contingently issuable to consultants and others on the effective date of the registration statement, 400,000 shares reserved for issuance upon the exercise of a warrant and 25,000 shares issuable to Mr. Kilby upon the exercise of an option that is exercisable on the effective date of the registration statement. See "Certain Relationships and Related Transactions."
(2) Based on 11,561,000 shares outstanding before the offering and includes the issuance of 1,561,000 shares upon the exercise of outstanding warrants.
(3) Based on 12,306,000 shares outstanding if the minimum of 100,000 shares are sold. Includes 620,000 shares issuable to certain consultants and others, 1,161,000 shares upon the exercise of outstanding warrants, 400,000 shares reserved for issuance upon the exercise of a warrant and 25,000 shares that are issuable to Mr. Kilby upon the exercise of an option on the effective date of the registration statement or within 90 days thereafter.
(4) Based on 14,206,000 shares outstanding if the maximum of 2,000,000 shares are sold. Includes 620,000 shares that are issuable to certain consultants and others, 1,161,000 shares upon the exercise of outstanding warrants, 400,000 shares reserved for issuance upon the exercise of a warrant and 25,000 shares issuable to Mr. Kilby upon the exercise of an option on the effective date of the registration statement or within 90 days thereafter.
(5)  Assuming the sale of all shares offered by the selling shareholder.
(6) Love Savings Holdings Company is the holder of warrants to acquire 793,350 shares at an exercise price of $.8613 per share, subject to certain antidilution provisions. The address of Love Savings Holding Company is 212 South Central Avenue, St. Louis, MO 63105.


                              MARKET FOR OUR SHARES

     There has previously been no market for our shares. We have made application to The NASDAQ Stock Market, Inc. for listing of our shares on the OTC Bulletin Board under the symbol "EMHC". Rule 6530 adopted by NASDAQ requires all companies which trade on the OTCBB to file an SEC disclosure document (Form 10-SB) and become a fully reporting public company in accord with the Securities Exchange Act of 1934. In conjunction with the application, we are attempting to identify the market makers for our securities. There can be no assurances that any meaningful trading market in our shares will be developed or sustained.

     We have two shareholders of record for our shares.


                              PLAN OF DISTRIBUTION

         The offering price of our common stock will not change until completion of the public offering. We do not intend to employ any underwriter or other broker/dealer to place or sell our common stock. If we do use an underwriter or a broker/dealer or other agents to sell this offering, we will file a post-effective amendment to this registration statement and make no sales until that amendment is declared effective. We believe we can sell the limited number of shares through our directors and management group who will not be paid any compensation. In a separate offering, certain of our shareholders are attempting to sell their shares. These shareholders include the two members of the board. These individuals have agreed to only sell their shares in that offering after this offering is either completely sold out or terminated.

         We anticipate that our officers and directors will be primarily responsible for the sale of the common stock in this offering to various business contacts and acquaintances. There is no guarantee that we will complete this offering, even at the minimum level of 100,000 shares. There will be an indirect benefit to management, because they are our principal shareholders, if this offering is successful because they realize an increase in the value of their shares and have potentially an active market for their common stock.

         All our officers, directors and affiliated persons may purchase common stock in this offering for cash at the offering price without restriction. There is no limitation on the number of shares they may purchase. All common stock purchased in this offering by an officer, director, or person who controls us will not be freely tradeable, but subject to restrictions on resales, and must be purchased for investment purposes, requiring, in most instances, a holding period.

         We will deposit the proceeds from this offering, up to the minimum amount, in a segregated subscription account with SunTrust Bank and will not use any proceeds for any business purpose until the minimum number of shares is sold within the offering term of 180 days. If we cannot sell the minimum number of shares within that offering period, then we will end this offering and return all proceeds without deduction for costs or addition of any interest. We will obtain an address from each subscriber and will return all proceeds within 10 days of the end of our offering to that address. We will retain any interest earned on the deposited funds to pay for the costs of this offering.

         We reserve the right to close this offering at any time within the offering term of 180 days whenever we have received the minimum offering, even if less than the maximum offering has not been reached. Factors that may influence our decision to end the offering will be the effort required to continue sales and the rate at which subscriptions were obtained. The offering may be terminated at any time after the minimum is reached. We will not sell more than the maximum number of shares and will close the offering when we sell the maximum number of shares.

         The shares offered in this offering are eligible for sale only in certain states, and, in some of those states, may be offered or sold only to "institutional investors", as defined under applicable state securities law. No sales or distributions, other than as described in this prospectus, may be effected after it has been amended or supplemented. No person or group has made any commitment to purchase any or all of the shares and therefore, we cannot state how many shares will be sold.

         If we sell the maximum of 2,000,000 shares, we will have 12,620,000 shares outstanding, including the 620,000 shares to be issued to our selling shareholders on the effective date of this offering (10,720,000 shares outstanding if we sell the minimum of 100,000 shares). The shares will be freely tradable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of us, and they may be sold only while the registration statement of which this Prospectus is a part (or another registration statement covering sales by those affiliates)is effective, or in accordance with Rule 144 or private sales exemptions. An affiliate is a person controlling, controlled by or under common control with us.

Minimum Offering Amount

         We have established a minimum offering amount of $250,000. We will promptly deposit all investor money pending sale of the minimum-offering amount into an escrow account with our escrow agent. In the event the minimum-offering amount is not raised within 180 days from the effective date of this offering, we will promptly return all investor money without any interest accrued or penalties assessed. Upon receipt of the minimum amount, each subscription for the Shares in this offering that is accepted by us will be credited immediately to our cash amount, and such funds may be disbursed by us at our discretion, without any waiting period or other contingency.

                            DESCRIPTION OF SECURITIES

         Our authorized capitalization consists of 50,000,000 shares of common stock, $.01 par value per share, with 10,000,000 shares issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value per share, with none issued and outstanding. In connection with certain consulting agreements, we agreed to issue 620,000 shares to our selling shareholders on the effective date of this offering for assisting us in becoming a publicly traded company. See "Certain Relationships and Related Transactions." As of September 30, 2001, we have reserved 1,161,000 shares issuable on the exercise of warrants, 400,000 shares issuable on the exercise of a warrant that terminates 6 months after a loan to James Erbes has been satisfied or 60 days after this offering, and 25,000 shares issuable on the exercise of an outstanding option that will be granted and will be exercisable on the effective date of this offering or within 90 days thereafter.

Common Stock

         Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Under our amended and restated articles of incorporation, all elections for directors are decided by a plurality vote of shareholders at their annual meeting. The directors may from time to time declare dividends in the manner and on the terms and conditions provided by law. Under Virginia law, on a liquidation, dissolution or winding up of our company, the assets legally available for distribution to shareholders are distributable among the holders of common stock according to their interests after discharging or making provision for discharging liabilities. Each outstanding share is, and all common stock to be outstanding upon completion of this offering will be duly authorized, fully paid and non-assessable. Our articles of incorporation do not allow for preemptive rights.

Common Stock Warrants and Options

         As of the date of this prospectus, we had outstanding warrants exercisable for 1,161,000 shares. We issued the warrants in connection with the sale of our senior subordinated notes. Each warrant entitles the holder to purchase one share at $0.8613 per share. The number of shares underlying the warrants and exercise price is subject to adjustment upon the occurrence of certain events, including, among other things, any recapitalization, reclassification, stock dividend, stock split, merger or consolidation and the issuance for consideration of rights, options or warrants (other than rights to purchase shares issued to stockholders generally) to acquire our common stock. Holders of the warrants are not entitled to any rights as a stockholder until the warrants are exercised. Holders of the warrants exercisable for 1,161,000 shares have registration rights.

         Further, we have outstanding warrants exercisable for 400,000 shares issuable to James Erbes. The warrants terminate 6 months after the loan to Mr. Erbes has been satisfied or 60 days after this offering. We also have an outstanding option for 25,000 shares, exercisable by Mr. Kilby on the effective date of this offering or within 90 days thereafter.

Shares eligible for future sale

         As of the date of this prospectus, an aggregate of 10,000,000 outstanding shares of common stock are restricted securities within the meaning of the federal securities laws, and in the future may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, assuming a public market exists for the shares. Rule 144 provides, in part, that a person, not our affiliate, who holds restricted securities for a period of one year may sell all or part of the securities in ordinary brokerage transactions, in compliance with volume limitations and the availability of current public information about us.

         Assuming a public market develops for our common stock, our shareholders are not contractually prohibited from selling any of their shares, if permitted by Rule 144. We cannot predict the effect, if any, that any sales of our common stock, or the availability of our common stock for sale, may have on the market value of the common stock prevailing from time to time. Sales of substantial amounts of our common stock by shareholders, particularly if they are our affiliates, could have a material adverse effect on the market value of the shares in this offering.

Registration Rights

         Under an agreement, holders of warrants exercisable for 1,161,000 shares have the right, subject to various conditions and limitations, to include their shares in registration statements for our securities. Registration of any shares would result their becoming freely tradable without restriction under the Securities Act of 1933, immediately on effectiveness of the registration statement. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand to include these shares in our registrations could have a material and adverse effect on our ability to raise needed capital.

Transfer agent


         Our transfer agent is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed on by Williams, Mullen, Clark & Dobbins, P.C., One Columbus Center, Virginia Beach, VA 23462.

                               FEDERAL TAX ASPECTS

         Potential investors are encouraged to have their own personal tax consultant review the tax aspects of an investment in this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We were formed in December, 1997. At the time of our formation, several pre-existing, separately incorporated companies with common ownership became our subsidiaries. In exchange for equal ownership in our company, the founders transferred their ownership interests in the separately owned companies in a tax-free reorganization.

         Easy Money of Virginia, Inc., our subsidiary, provides various management services to our stores and to EM Holdings, Inc, our affiliate. In addition to management services, Easy Money of Virginia processes transactions and handles various operational matters including human resources, billing, accounting and legal matters. In order to be reimbursed for these costs, Easy Money of Virginia allocates a management fee to all stores and to EMH based on monthly gross advances. The management fee is generally 5% of these gross advances, but may vary to allow Easy Money of Virginia to break even. The management fee agreement automatically renews on an annual basis unless terminated in writing at least 30 days prior to year-end. For the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001, expenses of $500,000, $1,800,000 and $440,000, respectively, were allocated to EMH. These amounts are included as a reduction of other operating expenses in our consolidated statements of income (loss) for the respective periods. As of December 31, 2000 and September 30, 2001, we had receivables from EMH of approximately $1,352,000 and $170,000, respectively. Amounts due us by EMH have no formally stated repayment terms and do not bear interest. They represent net advances made by us to EMH as well as amounts due for allocated expenses, described above.


         EMH is a similar business operating in three states: Hawaii, Mississippi and Nevada. Nevada is the only state in which EMH competes with us. We have systems in place to insure that customers are not conducting multiple transactions with both companies. Other than Nevada, we do not intend to enter markets where EMH has a presence.


         As of December 31, 2000 and September 30, 2001, net amounts borrowed by us from officers/shareholders amounted to $1,696,000 and $1,626,000, respectively. As of September 30, 2001, we owed Mr. Greenberg $985,000 and Ms. Van Gorder $641,000. These amounts are due on demand and accrue interest at a rate of 11.5%. For the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001, interest on amounts due to officers/shareholders amounted to approximately $178,000, $187,000 and $98,000, respectively. As of

December 31, 2000 and September 30, 2001, we had net amounts owed to related companies of approximately $263,000 and $101,000, respectively. These net payables are due on demand and accrue interest at a rate of 11.5%. For the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001, interest on net payables to related companies amounted to $31,000, $37,000 and $8,000, respectively.

         Under the terms of an August, 2000 agreement between us and Deville Investment Corporation, we agreed to issue $50,000 in registered tradable shares, calculated at the opening market price of the shares on the effective date of a registration statement, in connection with a loan of $50,000. The loan is payable on the later of the effective date of a registration statement or April 30, 2001. We borrowed $50,000 to partly fund the costs of this offering. We are required to issue the shares when our common stock becomes publicly traded.

         In May, 2000, we entered into a consulting agreement with Condor Investment Trust and Red Oak Financial Corp. for financial services in exchange for 2% (each) of our outstanding common stock. We are required to issue the shares when our common stock becomes publicly traded. In connection with the amended agreement, Condor and Red Oak agreed not to sell 25% of the shares during the 180-day period after the effective date of this offering and 25% of the shares during the 270-day period after the effective date of this offering. The remaining 50% may be sold at any time thereafter. Our current shareholders do not control Condor Investment Trust or Red Oak Financial Corp.

         In May, 2000, we entered into a consulting agreement with Novacorp, LLC for financial services in exchange for $12,000 in cash and 2% of our outstanding common stock. We are required to issue the shares when our common stock becomes publicly traded. In connection with the amended agreement, Novacorp has agreed not to sell the shares for 12 months after the effective date of this offering. Our current shareholders do not control Novacorp, LLC.

                                     EXPERTS

         The consolidated financial statements of Easy Money Holding Corporation and Subsidiaries as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On October 2, 2001, KPMG LLP declined to stand for re-election as our independent accountants for the year ended December 31, 2001.

         KPMG LLP's report on our financial statements for 1999 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.


         During the years ended December 31, 1999 and December 31, 2000 and through January 23, 2002, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, that, if not resolved to the satisfaction of KPMG

LLP would have caused it to make a reference to the subject matter of the disagreements in connection with their reports.

         On January 24, 2002, we appointed Cherry, Bekaert & Holland as our independent accountants.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our organizational documents provide for the indemnification of our directors, officers, employees and other agents. Virginia law provides that a corporation may indemnify its directors against liability incurred in a proceeding in which the director was made a party because of his or her service as a director, except:

         . any transaction from which the director derived an improper personal benefit for which the director was adjudged liable; and

         . proceedings by or in the right of the corporation in which the director was adjudges liable to the corporation.

         We indemnify our officers, employees and agents to the same extent. Virginia law provides for mandatory indemnification of directors and officers who prevail in the defense of any proceeding because of his or her position against reasonable expenses incurred. With the exception of certain lawsuits described in this prospectus, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered hereby. This prospectus constitutes a part of the registration statement and does not contain all of the information in the registration statement. The rules and regulations of the SEC permit us to omit certain parts from this prospectus. Statements in this prospectus about the contents of any contract, agreement or any other document are not necessarily complete and, where that document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of that exhibit, to which reference is made for all of the provisions. For further information with respect to our company and the shares, we refer you to the registration statement and to its exhibits.

         The registration statement and its exhibits may be inspected, without charge and copies can be obtained, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's web site at www.sec.gov. In addition, copies of the registration statement and its exhibits
-----------
may be obtained by mail, at prescribed rates, from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, DC 20549.

         On effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. We intend to furnish our stockholders with annual reports, that will include financial statements audited by our independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

         We have not authorized any dealer, salesperson or other person to provide any information or make any representations about us, except the information or representations contained in this prospectus. You should not rely on any additional information or representation.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities:

            .    except the shares offered by this Prospectus;

            . in any jurisdiction in which the offer or solicitation is not authorized;

            . in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

            . to any person to whom it is unlawful to make the offer or solicitation; or

            . to any person who is not a United States resident or who is outside the jurisdiction of the United States.

         The delivery of this Prospectus or any accompanying information does not imply that:

            . there have been no changes in our affairs after the date of this Prospectus; or

            . the information contained in this Prospectus is correct after the date of this Prospectus.

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have agreed to issue 20,000 shares to Deville Investment Corporation in connection with a loan of $50,000. We are required to issue the shares when our stock becomes publicly traded.

         We have a consulting agreement with Condor Investment Trust and Red Oak Financial Corp. for financial services in exchange for 200,000 shares (each) of our outstanding common stock. We are required to issue the shares when our common stock becomes publicly traded.

         We have a consulting agreement with Novacorp, LLC for financial services in exchange for $12,000 in cash and 200,000 shares of our outstanding common stock. We are required to issue the shares when our common stock becomes publicly traded.

         The section of the Securities Act and the rule of the Commission under which we claimed exemption from registration are Section 4(2) and Rule 506, respectively. No principal underwriters were used in these sales.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until June 26, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                EASY MONEY HOLDINGS CORPORATION AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS




Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets as of December 31, 2000
and September 30, 2001 (unaudited)                                           F-3

Consolidated Statements of Income (Loss) for the years
ended December 31, 1999 and 2000 and the nine months
ended September 30, 2000 and 2001 (unaudited)                                F-4

Consolidated Statements of Stockholders' Equity (Deficit)
for the years ended December 31, 1999 and 2000 and the
nine months ended September 30, 2001 (unaudited)                             F-5

Consolidated Statements of Cash Flows for the years
ended December 31, 1999 and 2000 and the nine months
ended September 30, 2000 and 2001 (unaudited)                                F-6

Notes to Consolidated Financial Statements                                   F-7

                          Independent Auditors' Report

The Board of Directors and Stockholders
Easy Money Holding Corporation and Subsidiaries:


We have audited the accompanying consolidated balance sheet of Easy Money Holding Corporation and subsidiaries (the Company) as of December 31, 2000, and the related consolidated statements of income (loss), stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

Norfolk, Virginia
February 16, 2001

                   EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                             Consolidated Balance Sheets

                                                                                         December 31,      September 30,
                         Assets (Notes 5 and 6)                                             2000               2001
                                                                                         ------------      -------------
                                                                                                            (unaudited)
Current assets:
     Cash                                                                                $    569,803            318,309
     Amounts due from customers for advances, net (note 2)                                  2,952,951          2,542,528
     Prepaid expenses and other current assets                                                351,598            374,419
                                                                                         ------------      -------------
                Total current assets                                                        3,874,352          3,235,256

Investment in joint ventures (note 4)                                                          28,415                  -
Property and equipment, net (notes 3 and 7)                                                 1,282,047          1,044,813
Receivable from related party (note 10)                                                     1,352,063            169,792
Goodwill, net of accumulated amortization of $173,475 in 2000
     and $201,083 in 2001                                                                     228,035            212,402
                                                                                         ------------      -------------
                Total assets                                                             $  6,764,912          4,662,263
                                                                                         ============      =============

                    Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Line of credit facilities (note 5)                                                   $  2,706,029          1,587,250
    Current installments of long-term debt (note 6)                                           840,297            453,833
    Current installments of capital lease obligations (note 7)                                291,409            260,806
    Accounts payable                                                                        1,138,702            729,870
    Accrued salaries and benefits                                                             265,715            225,763
    Other accrued liabilities                                                                  90,906             95,884
    Payables to related parties (note 10)                                                     263,369            101,066
    Payables to officers (note 10)                                                          1,696,426          1,626,167
                                                                                         ------------      -------------
                Total current liabilities                                                   7,292,853          5,080,639

Capital lease obligations, excluding current installments (note 7)                            429,440            198,131
                                                                                         ------------      -------------
                Total liabilities                                                           7,722,293          5,278,770
                                                                                         ------------      -------------
Stockholders' equity (deficit):
     Common stock, $.01 par value. Authorized 20,000,000 shares; issued
         and outstanding 10,000,000 shares in 2000 and 2001                                   100,000            100,000
     Additional paid-in capital                                                               579,207            579,207
     Accumulated deficit                                                                   (1,636,588)        (1,295,714)
                                                                                         ------------      -------------
                Total stockholders' equity (deficit)                                         (957,381)          (616,507)
Commitments and contingencies (notes 7 and 13)
                                                                                         ------------      -------------

                Total liabilities and stockholders' equity (deficit)                     $  6,764,912          4,662,263
                                                                                         ============      =============

See accompanying notes to consolidated financial statements.

                 EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                    Consolidated Statements of Income (Loss)

                                                                                                                Nine months
                                                                      Years ended December 31,               ended September 30,
                                                                   -------------------------------     -----------------------------
                                                                       1999               2000              2000             2001
                                                                   -------------      ------------     --------------    -----------
                                                                                           (unaudited)
Revenues:
     Fees and other income                                         $  19,472,488        14,656,638         11,699,200      8,235,554
     Equity in income (loss) of joint ventures (note 4)                   44,000            45,101             79,200              -
     Gain on sale of closed store assets                                       -           223,247                  -         68,210
     Other                                                                29,145            67,921             58,761         23,260
                                                                   -------------      ------------     --------------    -----------

                                                                      19,545,633        14,992,907         11,837,161      8,327,024
                                                                   -------------      ------------     --------------    -----------

Expenses (note 10):
     Provision for credit losses (note 2)                              5,076,974         3,190,477          2,650,444      1,366,691
     Salaries and benefits                                             6,486,021         5,835,359          4,738,020      2,816,482
     Other operating expenses                                          6,072,318         5,484,078          4,565,363      3,264,542
     Loss on disposal of property and equipment                                -            82,357                  -         11,953
     Net loss on dissolution of joint ventures (note 4)                        -           447,084            190,536              -
     Interest expense                                                    883,865           952,270            714,873        490,079
     Amortization of goodwill                                             72,746            43,507             37,306         29,823
     Other                                                                16,701             7,841                  -              -
                                                                   -------------      ------------     --------------    -----------

                                                                      18,608,625        16,042,973         12,896,542      7,979,570
                                                                   -------------      ------------     --------------    -----------

                 Net income (loss)                                       937,008        (1,050,066)        (1,059,381)       347,454

     Pro forma income tax expense (benefit) (note 8)                     375,000          (420,000)          (424,000)       139,000
                                                                   -------------      ------------     --------------    -----------

                 Pro forma net income (loss) (note 8)              $     562,008          (630,066)          (635,381)       208,454
                                                                   =============      ============     ==============    ===========
     Historical net income (loss) per share (note 9) -
        basic and diluted                                          $        0.09             (0.11)             (0.11)          0.03
                                                                   =============      ============     ==============    ===========
     Pro forma net income (loss) per share (note 9) -
        basic and diluted                                          $        0.06             (0.06)             (0.06)          0.02
                                                                   =============      ============     ==============    ===========

See accompanying notes to consolidated financial statements.

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

            Consolidated Statements of Stockholders' Equity (Deficit)


                                                                                                                         Total
                                                    Common Stock                  Additional                             Total
                                          ---------------------------------        paid-in            Accumulated    stockholders'
                                             Shares               Amount           capital              deficit     equity (deficit)
                                          -----------          ------------     --------------      --------------  ----------------
Balance at December 31, 1998               10,000,000          $    100,000            579,207           (545,031)          134,176

Net income                                          -                     -                  -            937,008           937,008

Distributions to stockholders                       -                     -                  -           (917,187)         (917,187)
                                          -----------          ------------     --------------      --------------  ----------------
Balance at December 31, 1999               10,000,000               100,000            579,207           (525,210)          153,997

Net loss                                            -                     -                  -         (1,050,066)       (1,050,066)

Distributions to stockholders                       -                     -                  -            (61,312)          (61,312)
                                          -----------          ------------     --------------      --------------  ----------------
Balance at December 31, 2000               10,000,000               100,000            579,207         (1,636,588)         (957,381)

Net income (unaudited)                              -                     -                  -            347,454           347,454

Distributions to stockholders
     (unaudited)                                    -                     -                  -             (6,580)           (6,580)
                                          -----------          ------------     --------------      --------------  ----------------
Balance at September 30, 2001
     (unaudited)                           10,000,000          $    100,000            579,207        (1,295,714)          (616,507)
                                          ===========          ============     ==============      ==============  ================

See accompanying notes to consolidated financial statements.

               EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows


                                                                                                                  Nine months
                                                                               Years ended December 31,       ended September 30,
                                                                             ----------------------------  -------------------------
                                                                                1999             2000         2000          2001
                                                                             -----------      -----------  ----------   ------------
                                                                                                                  (unaudited)
Cash flows from operating activities:
  Net income (loss)                                                          $  937,008       (1,050,066)  (1,059,381)      347,454
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Provision for credit losses                                            5,076,974        3,190,477    2,650,444     1,366,691
       Depreciation and amortization                                            280,533          355,970      308,200       270,104
       Gain on sale of closed store assets                                            -         (223,247)           -       (68,210)
       Loss on disposal of property and equipment                                     -           82,357            -        11,953
       Equity in income (loss) of joint ventures                                (44,000)         (45,101)     (79,200)            -
       Loss on disposition of joint ventures                                          -          447,084      190,536             -
       Non-cash interest expense - amortization of warrant discount              80,870                -            -             -
       Changes in assets and liabilities increasing (decreasing)
         cash flows from operations:
           Amounts due from customers for advances                           (5,881,196)      (1,092,415)    (148,711)     (992,011)
           Prepaid expenses and other current assets                           (101,278)         225,544      271,196       (22,822)
           Accounts payable and accrued expenses                               (447,130)         665,540      863,182      (468,573)
           Other assets                                                         (20,904)          20,904            -             -
                                                                             -----------      -----------  -----------  ------------
              Net cash provided by operating activities                        (119,123)       2,577,047    2,996,266       444,586
                                                                             -----------      -----------  -----------  ------------
Cash flows from investing activities:
  Additions to goodwill                                                               -                -            -       (11,975)
  Additions to property and equipment                                          (104,746)         (19,426)           -       (17,215)
  Net cash received from (contributed to) joint ventures                        (20,614)           9,687            -             -
  Proceeds from sale of closed store assets                                           -          882,812            -             -
                                                                             -----------      -----------  -----------  ------------
             Net cash provided by (used in) investing activities               (125,360)         873,073            -       (29,190)
                                                                             -----------      -----------  -----------  ------------
Cash flows from financing activities:
  Net borrowings (repayments) under line of credit facilities                   925,440          311,782      406,661    (1,118,780)
  Net borrowings from (repayments to) related parties                           317,584       (2,208,989)  (1,855,796)    1,088,353
  Net borrowings from (repayments to) officers                                  143,898           98,324       58,664       (70,259)
  Proceeds from issuance of long-term debt                                            -           50,000       50,000             -
  Principal repayments on long-term debt                                        (76,830)        (920,659)    (878,890)     (297,713)
  Repayments of obligations under capital leases                               (168,043)        (356,501)    (303,430)     (261,910)
  Distributions to stockholders                                                (917,187)         (61,312)           -        (6,581)
                                                                             -----------      -----------  -----------  ------------
                 Net cash provided by (used in) financing activities            224,862       (3,087,355)  (2,522,791)     (666,890)
                                                                             -----------      -----------  -----------  ------------
Net increase (decrease) in cash                                                 (19,621)         362,765      473,475      (251,494)

Cash at beginning of year                                                       226,659          207,038      207,038       569,803
                                                                             -----------      -----------  -----------  ------------

Cash at end of year                                                          $  207,038          569,803      680,513       318,309
                                                                             ===========      ===========  ===========  ============

Supplemental disclosures:
  Cash paid during the period for interest                                   $  883,865          952,270      714,873       490,079
                                                                             ===========      ===========  ===========  ============

Supplemental noncash investing and financing activities:

  Assets acquired under capital leases                                       $  489,651          395,288      395,288             -
                                                                             ===========      ===========  ===========  ============

  Net assets (other than cash) contributed to joint ventures                 $  646,583                -            -             -
                                                                             ===========      ===========  ===========  ============

See accompanying notes to consolidated financial statements.

                 EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000


(1)    Summary of Significant Accounting Policies

       (a)    Organization and Business

              The Easy Money Holding Corporation and its wholly owned subsidiaries (the Company) provide retail financial services, such as short-term cash advances, single installment loans, check cashing and other transactional services to customers for a fee. On December 31, 2000, the Company owned and operated 61 stores in 9 states and is headquartered in Virginia Beach, Virginia.

       (b)    Principles of Consolidation

              Easy Money Holding Corporation (the Company) was formed on December 8, 1997. At that time, several pre-existing separately incorporated companies with common ownership were established as subsidiaries of Easy Money Holding Corporation. The consolidated financial statements include the accounts of Easy Money Holding Corporation and its subsidiaries. All significant intercompany transactions have been eliminated. The accounts of E M Holdings, Inc. and its subsidiaries (EMH), which are in a business similar to the Company's, are not included in these consolidated financial statements. The Company and EMH are commonly owned and managed.

       (c)    Income Recognition

              Fee income is recognized as revenue on a level yield basis over the term of the advance or loan.

       (d)    Allowance for Credit Losses

              The Company maintains an allowance for credit losses at a level which, in management's opinion, is adequate to cover losses expected to occur in the existing advances portfolio. The allowance is increased by charges to income for the provision for credit losses and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's historical percentage of advances made that are ultimately written off. Generally, if an advance is not repaid within four days after its due date, the customer's bank account is drafted to close out the transaction. If the draft is returned due to nonsufficient funds, the advance is charged off. Recoveries on charge-off advances are credited in the period when the recovery is received.

       (e)    Property and Equipment

              Property and equipment are recorded at cost and depreciated over their estimated useful lives which primarily range from three to seven years. The majority of property and equipment is being depreciated using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term, including anticipated renewals, or estimated useful life of the asset.

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

              Equipment under capital leases is stated at the lower of fair value or the present value of minimum lease payments. Equipment held under capital leases is amortized over its estimated useful life.



       (f)    Goodwill

              Goodwill, which represents the excess of the aggregate purchase price over the estimated fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 10 years. Evaluation of the recoverability of goodwill is assessed at the state level. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows generated in the state of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

       (g)    Income Taxes

              The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby any income or loss is allocated to the individual stockholders. Accordingly, income taxes are not reflected in the accompanying consolidated financial statements. However, the financial statements do include certain estimated pro forma income tax-related disclosures as if the Company had been a C corporation and subject to income taxes. Such pro forma information presented does not purport to represent the income tax of the Company if it had been a C corporation or to project income taxes for any future period.

       (h)    Advertising and Promotion

              Costs associated with advertising and promotion are charged to expense when incurred. Advertising and promotion expenses were approximately $888,000 and $1,470,000 in 1999 and 2000, respectively, and are included in other operating expenses in the accompanying consolidated statements of income (loss).

       (i)    Impairment of Long-Lived Assets

              The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to

                 EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000


              be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets was recorded in 1999 and 2000.

       (j)    Use of Estimates

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       (k)    Reclassifications

              Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 financial statement presentation.

       (l)    Interim Financial Results

              The financial statements as of September 30, 2001 and for the periods ended September30, 2000 and 2001 are unaudited and do not include all disclosures and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements. Such interim period financial statements should be read in conjunction with the Company's December 31, 1999 and 2000 audited financial statements.

              However in the opinion of management, the financial statements as of September 30, 2001 and for the periods ended September 30, 2000 and 2001, include all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows for such interim periods. Operating results for the period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full year.

(2)    Amounts Due from Customers for Advances, net

       Amounts due from customers for advances arising from single installment loans and short-term advances of cash at December 31, 2000 are as follows:

       Gross amounts due from customers for advances       $      3,380,478
       Allowance for credit losses                                 (183,105)
       Unearned advance fees                                       (244,422)
                                                             --------------

                                                           $      2,952,951
                                                             ==============

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

    Changes in the allowance for credit losses were as follows for 1999 and 2000:

                                                  1999               2000
                                           ------------------ ------------------

    Balance at beginning of year           $          329,375           299,790
    Provision for credit losses                     5,076,974         3,190,477
    Advances charged off                          (10,865,743)       (9,076,819)
    Recoveries                                      5,759,184         5,769,657
                                            ------------------ -----------------

    Balance at end of year                 $          299,790           183,105
                                            ================== =================

    During 1999 and 2000, the face value of cash advances and loans made by the Company was approximately $99,319,000 and $81,894,000, respectively.

(3) Property and Equipment, Net

    Property and equipment, net at December 31, 2000 consists of the following:

    Office and computer equipment                           $         1,741,179
    Signs                                                                66,995
    Leasehold improvements                                              118,781
                                                            -------------------

                                                                      1,926,955
    Less accumulated depreciation and amortization                      644,908
                                                            -------------------

            Property and equipment, net                     $         1,282,047
                                                            ===================

(4) Investment in Joint Ventures

    Investment in joint ventures at December 31, 2000 consists of a 50% ownership interest in an unincorporated joint venture with Currency Exchange of Texas, Inc. (Exchange), a payday lending company. The investment is accounted for using the equity method.


    In June 2000, the Company contributed cash of $30,000 and advances with a book value of approximately $38,000 in exchange for its 50% ownership interest. No gain or loss was recognized on this exchange. In the first quarter of 2001, the investment in joint venture with a current book value of $28,415 was transferred to EMH in exchange for an increase to the net receivable from EMH for the same amount. The carrying value of our joint venture decreased from $68,000 as of June 30, 2000 to $28,415 as of the first quarter of 2001 as a result of recording our share of the losses incurred by the joint venture during this period.


                                      F-10                           (Continued)

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

    In July 1999, the Company contributed assets and liabilities related to two locations in Florida with a net book value of approximately $51,000 in exchange for a 50% ownership interest in an unincorporated joint venture with an unrelated third party. The net assets consisted primarily of advances with a book value of approximately $448,000 offset by payables with a book value of approximately $397,000.

    In the first quarter of 2000, the Company and the other party decided to dissolve the Florida joint venture, and the Company received assets (consisting primarily of advances) with a book value of approximately $74,000. However, in exchange for this asset, the Company wrote off its investment in the joint venture with a current book value of approximately $50,000 and wrote off a receivable from the joint venture of approximately $215,000. This resulted in a loss of approximately $191,000.

    In December 1999, the Company contributed assets and liabilities related to locations in Texas and Colorado with a net book value of approximately $617,000 in exchange for a 40% ownership interest in an unincorporated joint venture with an unrelated third party. The net assets contributed consisted of cash of $25,000, advances with a book value of approximately $492,000, fixed assets with a net book value of approximately $44,000, and goodwill with a net book value of approximately $56,000.

    In the fourth quarter of 2000, the joint venture was officially dissolved and the Company received back fixed assets and advances with a book value of approximately $271,000. In exchange for these assets the Company wrote off its investment in the joint venture with a current book value of approximately $527,000. This resulted in a loss of approximately $256,000.

(5) Line of Credit Facilities

    The Company maintains a financing agreement with a commercial bank that permits the Company to borrow up to $2,300,000 at December 31, 2000 subject to certain borrowing base limitations. The facility bears interest at the greater of 17%, or a base rate (as specified by the lender) plus 10%, payable monthly. The rate charged on the facility at December 31, 2000 was 18.75%. Borrowings are collaterized by a security interest in the Company's advances, furniture and fixtures and general intangibles. The facility, among other things, requires the lender's consent for mergers, consolidations and acquisitions, restricts changes in the nature of the Company's business and restricts stockholder distributions to amounts related to state and federal income taxes. The outstanding amount on this line of credit facility as of December 31, 2000 was $2,306,439. The lender has the right to increase or decrease the amount of the advance limit at any time and the outstanding balance is payable on demand by the lender.

    The Company also maintains a second financing agreement with a commercial bank that permits the Company to borrow up to $400,000 at December 31, 2000. The facility bears interest at 2.125% above the prime rate as published in the Wall Street Journal, payable monthly. The rate charged on the facility at December 31, 2000 was 11.625%. Borrowings are collateralized by a deposit account, certain assets owned by an individual and stockholders, and commercial guarantees from officers and stockholders of the Company. The outstanding amount on this line of credit facility as of December 31, 2000 was $399,590.

                                      F-11                           (Continued)

                 EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

(6) Long-Term Debt and Warrants

    Long-term debt at December 31, 2000 consists of the following:

    Note payable to individual, interest payable at 11.5%,
      due December 2001, guaranteed by a stockholder                  $  300,000

    Convertible note payable to individual, interest payable at
      8%, balance paid January 2001, secured by assets of stores
      purchased                                                           36,934

    Senior subordinated notes payable to bank, interest payable at
      11.5%, due date extended to October 2001, secured by second
      lien on all assets                                                 366,666

    Note payable to bank, interest at 11%, balance paid February
      2001                                                                53,035

    Note payable to bank, interest payable monthly at prime plus
      2.75%, balance paid February 2001                                   33,662

    Note payable to corporation, interest payable at 7%, due date extended to the earlier of an initial public offering or
      December 31, 2001                                                   50,000
                                                                      ----------

           Total long-term debt, current installments                 $  840,297
                                                                      ==========

    The above note payable that is identified as convertible at December 31, 2000 is convertible into a maximum of 36,934 shares of Easy Money Holding Corporation's common stock for a conversion price of $1.00 per share.

    Certain of the above debt agreements contain various covenants, including the maintenance of certain ratios and restrictions and limitations on additional borrowings and investments.

    In connection with the issuance of the senior subordinated notes payable and certain acquisitions, the Company at December 31, 2000 has outstanding detachable warrants to purchase up to 1,561,000 shares of common stock at prices ranging from $.75 per share to $.86 per share. The majority of the warrants were exercisable at the earlier of an Initial Public Offering, conversion by the Company to a C corporation, or June 2000. Such warrants expire six months after an Initial Public Offering. The warrant holders have anti-dilution rights.

    Upon their issuance, the value of these warrants was determined to be approximately $161,750 based on the relative fair value of the warrants to debt issued. As a result, additional paid-in capital was increased and a discount of $161,750 was recorded against the debt which has been amortized as additional interest expense. These potential shares are in addition to the potential shares associated with convertible debt as described above.

                                      F-12                           (Continued)

                 EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

(7) Leases

    The Company has several noncancelable operating leases for office facilities and store locations that expire over the next four years. These leases generally contain renewal options for periods ranging from one to three years and require the Company to pay all executory costs, such as maintenance and insurance. Rental expense for 1999 and 2000 was $1,234,841 and $1,132,944, respectively.

    The Company leases office and computer equipment from unaffiliated entities under capital leases. The equipment under these capital leases as of December 31, 2000 has a cost of $1,244,257 and related accumulated amortization of $329,566.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments at December 31, 2000 are as follows:

                                                                       Capital              Operating
    Year ending December 31,                                           leases                 leases
    --------------------------                                    -----------------    -------------------

    2001                                                          $         375,912                533,446
    2002                                                                    280,301                189,822
    2003                                                                    111,402                 34,691
    2004                                                                     53,779                  4,653
    2005                                                                      7,763                      -
                                                                  -----------------    -------------------
    Total future minimum lease payments                                     829,157    $           762,612
                                                                                       ===================
    Less amount representing interest                                      (149,108)
                                                                  -----------------
    Present value of net minimum capital lease payments                     680,049
    Residual value, guaranteed                                               40,800
                                                                  -----------------
    Capital lease obligations                                               720,849
    Less current installments of capital lease obligations                 (291,409)
                                                                  -----------------
    Capital lease obligations, excluding current installments     $         429,440
                                                                  =================

                                      F-13                           (Continued)

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

(8)  Income Taxes

     The pro forma income tax expense (benefit) presented on the consolidated statements of income (loss) represents the estimated taxes that would have been recorded had the Company been a C corporation for income tax purposes for each of the years presented. The pro forma income tax expense (benefit) is as follows:

                                                                Pro forma
                                                        ------------------------
                                                           1999         2000
                                                        ----------   -----------

     Federal                                             $ 291,000     (326,000)
     State                                                  84,000      (94,000)
                                                        ----------   -----------

         Total pro forma income tax expense (benefit)    $ 375,000     (420,000)
                                                        ==========   ===========

     The Company will become a C corporation in the event that it is successful in becoming a public company registered with the Securities and Exchange Commission (SEC).

     Based upon the level of historical taxable income and projections for future taxable income, management believes it is more likely than not that the Company, were it a C corporation, would realize the pro forma income tax benefits.

     A reconciliation of the statutory federal income tax rate and the pro forma effective rate is as follows:

                                                                1999      2000
                                                              --------   -------

     Statutory rate                                              34%       34%
     Effect of state income taxes, net of federal tax effect      6%        6%
                                                              --------   -------

         Pro forma effective rate                                40%       40%
                                                              ========   =======

                                      F-14                           (Continued)

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

(9)  Net Income per Share

     The table below sets forth the calculation of historical and pro forma basic and diluted net income (loss) per share.

                                                                                              Nine months
                                                   Years ended December 31,               ended September 30,
                                              ----------------------------------     --------------------------------
                                                  1999                  2000             2000                2001
                                              ------------          ------------     ------------        ------------
                                                                                       (unaudited)
     Numerator for historical basic
     and diluted net income (loss)
     per share:
        Net income (loss)                     $    937,008           (1,050,066)      (1,059,381)            347,454
        Pro forma income tax
        expense (benefit)                          375,000             (420,000)        (424,000)            139,000
                                              ------------          ------------     ------------        ------------
     Numerator for pro forma basic
     and diluted net income (loss)
     per share -
        Pro forma net income (loss)           $    562,008             (630,066)        (635,381)            208,454
                                              ============          ============     ============        ============
     Denominator for historical and pro
     forma diluted net income (loss)
     per share:
        Weighted-average common
          shares for calculating historical
          and pro forma basic earnings
          per share                           $ 10,000,000           10,000,000       10,000,000          10,000,000
        Effect of dilutive securities -
          Warrants                                 208,438                    -                -             911,770
                                              ------------          ------------     ------------        ------------
     Weighted-average common
        shares for calculating historical
        and pro forma diluted net
        income (loss) per share               $ 10,208,438           10,000,000       10,000,000          10,911,770
                                              ============          ============     ============        ============

     The Company had a loss for the year ended December 31, 2000 and for the nine months ended September 30, 2000 and accordingly, potential common shares associated with convertible debt and warrants have been excluded from the above computations because their inclusion would have been anti-dilutive.

(10) Related Party Transactions

     Included in assets at December 31, 2000 is a net amount of $1,352,063 due from a related corporation, EMH, which is commonly owned and managed with the Company. This unsecured net receivable has no formally stated repayment terms and does not bear interest. It represents net advances (cash and contributed assets) made by the Company to EMH, as well as amounts due for allocated expenses and expenditures made on its behalf, as discussed below.

                                      F-15                           (Continued)

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

     The Company allocates expenses for administrative and management services provided to EMH. In 1999 and 2000, expenses of $500,000 and $1,200,000, respectively, were allocated to EMH. These amounts are included as a reduction of other operating expenses in the accompanying consolidated statements of income (loss). In 2000, the Company also paid $600,000 of expenditures on behalf of EMH.

     Included in liabilities at December 31, 2000 are net amounts borrowed from related parties other than EMH of $263,369. These net payables are due on demand and accrue interest at 11.50%. Total interest expense related to net payables to related companies was approximately $31,000 and $37,000 in 1999 and 2000, respectively.

     Included in liabilities at December 31, 2000 are net amounts borrowed from officers (also stockholders) of $1,696,426. These net payables are due on demand and accrue interest at 11.50%. Total interest expense related to net payables to officers was approximately $178,000 and $187,000 in 1999 and 2000, respectively.

(11) Gain on Sale of Closed Store Assets

     During 2000, the Company sold certain assets associated with stores that were closed to unrelated third parties. The assets sold were predominately customer advances with a book value of approximately $655,000. The remaining assets sold had a book value of approximately $5,000. Cash proceeds of approximately $883,000 were received in exchange for assets sold resulting in a gain of approximately $223,000.

(12) Fair Value of Financial Instruments

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash, accounts receivable, accounts payable, accrued salaries and benefits, other accrued liabilities: The carrying amounts approximate fair value because of the short maturity of these items.

     Receivable from related party, payables to related parties and payables to officers: It is not practicable to estimate fair value because the time of settlement has not been determined.

     Line of credit facilities: The carrying amounts approximate fair value, as the obligations have recently been renegotiated at similar terms and bear interest at a rate that fluctuates with the market.

     Long-term debt, including current installments: It is not practicable to estimate the fair value of long-term debt due to the lack of quoted market prices for similar issues and the difficulty in determining an incremental borrowing rate for the Company, given the wide range of interest rates paid by the Company.

                                      F-16                           (Continued)

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

(13) Contingencies

     In certain states, the Company's operations are regulated under state laws which establish, among other things, maximum loan, advance and fee amounts that may be charged. The Company believes that its procedures conform with the applicable laws and regulations in all states in which it operates.


     The Company has been named in four lawsuits that allege that the Company engaged in deferred presentment transactions which violate the Federal Racketeering Influenced and Corrupt Organizations Act and various state statutes and regulations. Class certification has been obtained in one of these suits. The range of loss on this suit is zero to the plaintiffs demand of $40 million. Although there is a possibility of a loss in the remaining suits, management is unable to estimate the range of loss due to the procedural status of these cases and given the absence of precedent related to significant rulings on cases of this nature. The Company intends to vigorously defend these claims. No accrual of a loss contingency has been recorded by the Company related to these lawsuits because the Company believes that it is not probable that a loss will be incurred related to these suits.


     Additionally, the Company is, from time to time, a defendant (actual or threatened) in certain other lawsuits encountered in the ordinary course of its business, the resolution of which, in the opinion of management, should not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     The Company has granted to certain non-employees and one employee, in exchange for services they have and will provide to the Company, the right to receive shares of the Company's stock in the event that the Company is successful in becoming a public company registered with the SEC. Because the issuance of shares is contingent on the occurrence of a future event, no cost has been recognized in these financial statements for these transactions. The terms of the agreements are described below.

     In July 1998, in connection with an employee's employment agreement, the Company agreed that if it is successful in becoming a public company registered with the SEC, it will grant the employee the option to purchase up to 25,000 shares at $1.00 per share. The agreement further provided that in the event the value of the shares sold in the offering is less than $4.00, the employee will be paid the difference. Compensation cost of at least $75,000 will be recognized immediately subsequent to the completion of a public registration.


     In May 2000, the Company entered into consulting agreements with three unrelated third parties who agreed to provide certain services to the Company . If the Company is successful in becoming a public company registered with the SEC, these parties will receive a total of 600,000 shares of stock. An expense will be measured and recognized immediately subsequent to the completion of a public registration based on the market price of the stock at that date. Based on an estimated market price of $2.50 per share, an expense of $1,500,000 will be recorded.


     In August 2000, the Company entered into an agreement with an unrelated third party which agreed to loan the Company $50,000. In addition, if the Company is successful in becoming a public company registered with the SEC, this party will receive shares of stock with a value of $50,000. An expense of $50,000 will be recognized immediately subsequent to the completion of a public registration.

                EASY MONEY HOLDING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ITEM 2.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered by this Prospectus. We are responsible for the payment of all expenses set forth below.



              Registration fee                                     $  1,250.00
              Blue Sky filing fees and expenses                       6,000.00*
              Printing and engraving expenses                        20,000,00*
              Legal fees and expenses                                86,375.00*
              Accounting fees and expenses                           86,375.00*
              Miscellaneous                                                 --
                                                                   -----------
                    Total                                          $200,000.00
                                                                   ===========


              * These fees were incurred on a shared basis for this offering and the concurrent shareholder offering.

ITEM 3.   UNDERTAKINGS

          (a)  We undertake:

               (1) To file, during any period in which we offer or sell securities, a post-effective amendment to the Registration
                    Statement:

                        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any additional or changed material information with respect to the plan of distribution.

               2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new Registration Statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 4.   RECENT SALES OF UNREGISTERED SECURITIES.

     None

ITEM 5.           EXHIBITS.


Exhibit No.         Description of Exhibits
-----------         -----------------------


3.1 ***             Amended and Restated Articles of Incorporation of Easy Money
                    Holding Corporation
3.2 ***             Amended and Restated Bylaws of Easy Money Holding
                    Corporation
4.1 ***             Specimen Common Stock Certificate
4.2 ***             $992,233 Demand Note payable to David Greenberg
4.3 ***             $673,321 Demand Note payable to Tami Van Gorder
5   **              Opinion of Williams, Mullen, Clark & Dobbins, P.C.
10.1 ***            Employment Agreement dated July 7, 1998 between Easy Money
                    Holding Corporation, David Greenberg, Tami Van Gorder and
                    David Kilby
10.2 ***            Warrant and Warrant Agreement dated December 18, 1997
                    between Love Savings Holding Company, William S. Fagan and
                    Easy Money Holding Corporation
10.3 ***            Registration Rights Agreement dated December 18, 1997
                    between Love Savings Holding Company, William S. Fagan and
                    Easy Money Holding Corporation
10.4 ***            Option to Purchase Common Stock dated June 23, 1997 between
                    Easy Money of Virginia, Inc. and James R. Erbes
10.5 ***            Agreement of Contract and Sale dated June 23, 1997 between
                    James Erbes, Sunnybrook, Inc., and Easy Money of Virginia,
                    Inc.
10.6 ***            Modification of Agreement and Contract of Sale dated
                    September 12, 2000 between Easy Money Holding Corporation
                    and James R. Erbes
10.7 ***            Easy Money Holding Corporation 2001 Stock Plan dated October
                    1, 2001
10.8 ***            Loan, Security and Service Agreement dated December 12, 1996
                    w/ Sterling Financial Services Co., together with amendments
10.9 ***            Promissory Note and Notice of Final Agreement dated May 3,
                    2001, by Easy Money Holding Corporation and James Erbes,
                    jointly and severally as Borrower, and First National Bank in Alamogordo as Lender
10.10 ***           Investment Agreement dated August 1, 2000 with DeVille
                    Investment Corporation
10.11 ***           Consulting Agreement dated May 2, 2000 between Condor
                    Investment Trust, Red Oak Financial Corp., Novacorp, LLC and
                    Easy Money Holding Corporation
10.12 ***           Hold Back Agreement dated October 1, 2001 between Condor
                    Investment Trust, Red Oak Financial Corp., Novacorp, LLC and
                    Easy Money Holding Corporation,
10.13 ***           Escrow Agreement with SunTrust Bank
10.14 ***           Management Fee Agreement between Easy Money of Virginia,
                    Inc. and affiliates
16 **               Letter from KPMG, LLP regarding its concurrence with the
                    Company's statements regarding the change in accountants
21 ***              List of Subsidiaries and Affiliate of Easy Money Holding
                    Corporation

23.1 **             Consent of KPMG LLP, Independent Auditors
23.2 **             Consent of Williams, Mullen, Clark & Dobbins, P.C. is
                    included in Exhibit 5


* To be filed.
** Filed herewith.
*** Previously filed.

                        DELIVERY OF PROSPECTUS BY DEALERS

     Dealers may be required to deliver a prospectus to anyone wishing to purchase registered shares within 90 days after the effective date of this prospectus regardless of whether they are participating in this distribution. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or by the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     Prior to investing, prospective investors should read the entire prospectus.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned in the City of Virginia Beach, State of Virginia, on March 29, 2002.



                                                 (Registrant)
                                                 Easy Money Holding Corporation
                                                 By: /s/
                                                     ------------------------
                                                 David Greenberg, President
                                                 (principal executive officer)


In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the date stated:


           By:  /s/                         March 29, 2002
                ---------------------------------------------------------------
                David Greenberg
                President and Director

           By:  /s/                         March 29, 2002
                ---------------------------------------------------------------
                David M. Kilby
                Chief Financial Officer
                (principal financial and accounting officer)

           By:  /s/                         March 29, 2002
                ---------------------------------------------------------------
                Tami Van Gorder
                Secretary/Treasurer